UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)

SEC FILE NUMBER 333-128649

PROSPECTUS

January 10, 2007

EDEN ENERGY CORP.

A NEVADA CORPORATION

SHARES OF COMMON STOCK OF EDEN ENERGY CORP.

_________________________________

The prospectus relates to the resale by certain selling stockholders of Eden Energy Corp. of up to 5,134,220 shares of our common stock in connection with the resale of:

- up to 3,958,100 shares of our common stock which may be issued to certain selling stockholders upon the conversion of principal, or shares of common stock issued in payment of interest, under the 6% convertible promissory notes; and

- up to 1,176,120 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common Series A share purchase warrants issued in connection with the private placement of the 6% convertible promissory notes. (Includes 87,120 broker’s warrants exercisable under the same terms).

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol "EDNE". On September 23, 2005 the closing bid price for one share of our common stock on the OTC Bulletin Board was $5.27.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 4 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is January 10, 2007.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms "we", "us", "our", and "Eden" mean Eden Energy Corp., unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We are an exploration stage oil and gas company engaged in the exploration for petroleum and natural gas in the State of Nevada and since March 13, 2006 in Alberta, Canada. We were previously involved in the business of providing internet and programming services through our former subsidiary company to clients located primarily in Canada. Our principal products and services included the development of e-commerce web sites and strategies, web design and hosting, domain name registration, Internet marketing and consulting and custom programming of web based applications. Due to the inability to run this business with a profit and the difficulty in attracting additional capital on terms favorable to existing shareholders, we ceased operation of this business in the prior year and disposed of our subsidiary company on December 31, 2003 for nominal consideration. Our principal executive offices are located at Suite 1925, 200 Burrard Street, Vancouver, British Columbia, Canada, V6C 3L6. Our telephone number is (604) 693-0179. We maintain a website at www.edenenergycorp.com. Information contained on our website does not form part of this prospectus.

Number of Shares Being Offered

The prospectus relates to the resale by certain selling stockholders of Eden Energy Corp. of up to 5,134,220 shares of our common stock in connection with the resale of:

- up to 3,958,100 shares of our common stock which may be issued to certain selling stockholders upon the conversion of principal, or shares of common stock issued in payment of interest, under the 6% convertible promissory notes; and

- up to 1,176,120 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common Series A share purchase warrants issued in connection with private placement of the 6% convertible promissory notes. (Includes 87,120 broker’s warrants exercisable under the same terms).

The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution".

Number of Shares Outstanding

There were 42,038,729 shares of our common stock issued and outstanding as at December 1, 2006.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders, although we could receive proceeds of up to $10,236,000 if all of the share purchase warrants are exercised. We will incur all costs associated with this registration statement and prospectus. We conducted a private placement in August of 2005 to the selling stockholders listed herein, for gross proceeds of $9,075,000. These proceeds have been used primarily to implement our growth strategy in our oil and gas exploration operations located in the State of Nevada.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2005 and 2004, including the notes to those financial statements and the unaudited interim consolidated financial statements for the quarter ended September 30, 2006 including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 25 of this prospectus.

	For the quarter ended September 30, 2006	For the year ended December 31, 2005	For the year ended December 31, 2004
Revenue	Nil	Nil	$6,462
Net Income (Loss) for the Period	$(1,241,505)	$(5,562,407)	$(322,124)
Loss Per Share - basic and diluted	$(0.03)	$(0.19)	$(0.02)
	As at September 30, 2006	As at December 31, 2005	As at December 31, 2004
Working Capital (Deficiency)	$27,386,026	$17,861,293	$2,306,360
Total Assets	38,955,263	23,754,961	$4,460,142
Total Number of Issued Shares of Common Stock	42,038,729	34,135,676	23,855,868
Deficit accumulated prior to the exploration stage	$(555,139)	$(555,139)	$(555,139)
Deficit accumulated during the exploration stage	$(9,130,233)	$(5,884,531)	$(322,124)
Total Stockholders' Equity	$31,229,354	$16,438,439	$4,010,277

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 42,038,729 shares of common stock issued and outstanding as of December 1, 2006. When this registration statement is declared effective, the selling stockholders may be reselling up to 2,978,000 shares of our common stock, not including any shares acquired on the exercise of share purchase warrants or option notes. As a result of such registration statement, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

To the extent any of the selling stockholders exercise any of their share purchase warrants, and then resell the shares of common stock issued to them upon such exercise, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations.

To date we have had negative cash flows from operations and we have been dependent on sales of our equity securities and debt financing to meet our cash requirements and have incurred losses totaling approximately $3,245,701 for the nine month period ended September 30, 2006, and cumulative losses of $9,130,233 to September 30, 2006. Our net cash used in operations for the nine months ended September 30, 2006 was $657,047. As of September 30, 2006 we had working capital of $27,386,025 as a result of recent financing activities. We do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

- drilling and completion costs for further wells increase beyond our expectations; or

- we encounter greater costs associated with general and administrative expenses or offering costs.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

We will depend almost exclusively on outside capital to pay for the continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

We have a history of losses and fluctuating operating results.

From inception through to September 30, 2006, we have incurred aggregate losses of approximately $9,130,233. Our loss from operations for the nine month period ended September 30, 2006 was $3,245,701. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will purchase our services, the size of customers’ purchases, the demand for our services, and the level of competition and general economic conditions. If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations. Until such time as we generate revenues, we expect an increase in development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flow until our properties enter commercial production.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have no history of revenues from operations and have no significant tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and must be considered in the development stage. The success of our company is significantly dependent on a successful acquisition, drilling, completion and production program. Our company’s operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

Trading of our stock may be restricted by the SEC's "Penny Stock" regulations which may limit a stockholder's ability to buy and sell our stock.

The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Trading in our common shares on the OTC Bulletin Board is limited and sporadic making it difficult for our shareholders to sell their shares or liquidate their investments.

Our common shares are currently listed for public trading on the OTC Bulletin Board. The trading price of our common shares has been subject to wide fluctuations. Trading prices of our common shares may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common shares will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common shares, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted, developing commercial reserves of oil and gas. Our properties with the exception of the Ant Hill Unit in the White River Dome Field, Colorado are in the exploration stage only and are without known reserves of oil and gas. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of oil and gas, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

As our properties are in the exploration and development stage there can be no assurance that we will establish commercial discoveries on our properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. Our properties primarily are in the exploration and development stage only and are without proven reserves of oil and gas. We may not establish commercial discoveries on any of our properties.

The potential profitability of oil and gas ventures depends upon factors beyond the control of our company.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance.

Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring the leases.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. Drilling rig/crew availability is highly competitive and may not be available when required. We cannot predict if the necessary funds can be raised or that any projected work will be completed. Our budget anticipates our acquisition of additional acreage in Nevada. This acreage may not become available or if it is available for leasing, that we may not be successful in acquiring the leases. There are other competitors that have operations in the Nevada area and the presence of these competitors could adversely affect our ability to acquire additional leases.

The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which it may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations.

Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labour disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labour, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

Our By-laws contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them.

Our By-laws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 4 to 9, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

THE OFFERING

The prospectus relates to the resale by certain selling stockholders of Eden Energy Corp. of up to 5,134,220 shares of our common stock in connection with the resale of:

- up to 3,958,100 shares of our common stock which may be issued to certain selling stockholders upon the conversion of principal, or shares of common stock issued in payment of interest, under the 6% convertible promissory notes; and

- up to 1,176,120 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common Series A share purchase warrants issued in connection with the private placement of the 6% convertible promissory notes. (Including 87,120 broker’s warrants exercisable under the same terms).

The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution".

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders, although we could receive proceeds of up to $10,236,000 if all of the share purchase warrants are exercised. We will, however, incur all costs associated with this registration statement and prospectus.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued to them upon conversion of, or in payment of interest under, the 6% convertible promissory notes, upon conversion of the option notes, or upon exercise of the series A share purchase warrants. Because the selling stockholders may offer all or only some portion of the 5,134,220 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of December 1, 2006, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. With the exception of H.C. Wainwright & Co., Inc., none of the selling stockholders is a broker-dealer, or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with Eden	Common Shares Owned by the Selling Security Holders	Number of Shares Issuable Upon Exercise of Conversion or Purchase Rights and forming part of this offering(2)	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
RAB Special Situations (Master) Fund Ltd.(3)	22,667	2,230,617	2,230,617	Nil	0%
Cranshire Capital LP(4)	Nil	145,039	145,039	Nil	0%
Douglas Campbell Jr.	Nil	117,231	117,231	Nil	0%
SDS Capital Group SPC, Ltd. (5)	15,988	284,077	284,077	Nil	0%
Nite Capital LP(6)	25,233	194,077	194,077	Nil	0%
Omicron Master Trust(7)	Nil	145,071	145,071	Nil	0%
Capital Ventures International(8)	Nil	284,077	284,077	Nil	0%
Crestview Capital Master, LLC(9)	Nil	353,596	353,596	Nil	0%
Double U Master Fund LP(10)	Nil	423,116	423,116	Nil	0%
Iroquois Master Fund Ltd. (11)	Nil	145,039	145,039	Nil	0%
JGB Capital L.P. (12)	6,565	284,077	284,077	Nil	0%
Enable Growth Partners LP(13)	Nil	200,654	200,654	Nil	0%
Enable Opportunity Partners LP(14)	Nil	89,423	89,423	Nil	0%
H.C. Wainwright & Co., Inc. (15)	Nil	40,112	40,112	Nil	0%
John R. Clarke	Nil	15,440	15,440	Nil	0%
Scott F. Koch	Nil	15,440	15,440	Nil	0%
Energy Equities, Inc. (16)	Nil	768	768	Nil	0%
Ocean Equities Ltd. (17)	Nil	15,360	15,360	Nil	0%
Rockmore Investment Master Fund LLC(18)	Nil	63,018	63,018	63,018	0%
Portside Growth and Opportunity Fund (19)	Nil	87,988	87,988	Nil	0%
TOTALS	70,453	5,134,220	5,134,220	63018

(1)           Assumes all of the shares of common stock offered are sold. Based on 42,038,729 common shares issued and outstanding on December 1, 2006.

(2)           Represents common stock that potentially may be issued: (a) upon the conversion of principal, and shares of common stock issued in payment of interest, under the 6% convertible promissory notes; and (b) common stock that may be issued upon the exercise of series A share purchase warrants issued to the holders of the 6% convertible promissory notes and exercisable until August 25, 2008 at an exercise price of $5.04 per share, subject to adjustment in accordance with their terms. Pursuant to the note and warrant purchase agreements entered into between our company and each investor, we have reserved 120% of the number of shares of common stock otherwise issuable under the notes, option notes and warrants to provide for adjustments as may be required under those instruments. See "Description of Securities to be Registered" for further details on the terms of the 6% convertible promissory notes and the related option notes and warrants.

(3)           Ronan Daly, the Director of RAB Special Situations LP the General Partner of RAB Special Situations (Master) Fund Ltd., exercises dispositive and voting power with respect to the shares of common stock that RAB Special Situations (Master) Fund Ltd. owns, or that it may acquire on exercise of the share purchase warrants.

(4)           Mitchell P. Kopin, President of Downsview Capital Inc., the general partner of Cranshire Capital LP, exercises dispositive and voting power with respect to the shares of common stock that Cranshire Capital LP owns, or that it may acquire on exercise of the share purchase warrants.

(5)           SDS Management LLC, the general partner of SDS Capital Group SPC, Ltd., exercises dispositive and voting power with respect to the shares of common stock that SDS Capital Group SPC, Ltd. owns, or that it may acquire on exercise of the share purchase warrants. Steven Derby is the managing member of SDS Management LLC.

(6)           Keith Goodman, Manager of the General Partner of Nite Capital LP, exercises dispositive and voting power with respect to the shares of common stock that Nite Capital LP owns, or that it may acquire on exercise of the share purchase warrants.

(7)           Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this Prospectus Supplement No. 2, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(8)           Heights Capital Management, Inc., the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(9)           Stewart R. Flink, Robert Hoyt and Daniel I. Warsh, the managing partners of Crestview Capital Master, LLC, exercise dispositive and voting power with respect to the shares of common stock that Crestview Capital Master, LLC owns, or that it may acquire on exercise of the share purchase warrants.

(10)          Double U Master Fund L.P. is a master fund in a master-feeder structure with B&W Equities, LLC as its general partner, Isaac Winehouse is the manager of B&W Equities, LLC and Mr. Winehouse has ultimate responsibility of trading with respect to Double U Master Fund L.P. Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(11)          Joshua Silverman, Managing Member of Iroquois Master Fund Ltd., exercises dispositive and voting power with respect to the shares of common stock that Iroquois Master Fund Ltd. owns, or that it may acquire on exercise of the share purchase warrants.

(12)          Brett Cohen of JGB Capital L.P., exercises dispositive and voting power with respect to the shares of common stock that JGB Capital L.P. owns, or that it may acquire on exercise of the share purchase warrants.

(13)          Miteh Levine, the Managing Partner of Enable Growth Partners LP, exercises dispositive and voting power with respect to the shares of common stock that Enable Growth Partners LP owns, or that it may acquire on exercise of the share purchase warrants.

(14)          Miteh Levine, the Managing Partner of Enable Opportunity Partners LP, exercises dispositive and voting power with respect to the shares of common stock that Enable Opportunity Partners LP owns, or that it may acquire on exercise of the share purchase warrants.

(15)          H.C. Wainwright & Co., Inc., is a registered broker-dealer. The company issued these warrants to HCW as partial compensation for HCW’s services as placement agent in connection with the transaction, and HCW acquired the HCW warrants in the ordinary course of business. At the time of HCW’s acquisition of the warrants, HCW did not have any agreements, understandings, or arrangements with any persons, either directly or indirectly, to distribute the warrants or shares of common stock underlying the warrants. John Clarke exercises sole dispositive and voting control over all of the securities owned by HCW. By virtue of such control, John Clarke may be deemed to beneficially own the outstanding common stock beneficially owned by HCW.

(16)          David Snow exercises dispositive and voting power with respect to the shares of common stock that Energy Equities, Inc. owns, or that it may acquire on exercise of the share purchase warrants.

(17)          Guy Wilkes, the managing director of Ocean Equities Ltd., exercises dispositive and voting power with respect to the shares of common stock that Ocean Equities Ltd. owns, or that it may acquire on exercise of the share purchase warrants.

(18)          Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of September 30, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(19)          Ramius Capital Group, L.L.C. ("Ramius Capital") is the investment adviser of Portside Growth and Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, L.L.C. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares purchased in this offering by Portside Growth and Opportunity Fund and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.

(20)          On December 1, 2005, Nite Capital LP was issued 90,000 shares of common stock of our company upon conversion of a portion of the convertible note.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the National Association of Securities Dealers OTC Bulletin Board in the United States, in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)           block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)           purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)           an exchange distribution in accordance with the rules of the applicable exchange;

(d)           ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)           privately negotiated transactions;

(f)           market sales (both long and short to the extent permitted under the federal securities laws);

(g)           at the market to or through market makers or into an existing market for the shares;

(h)           through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i)           a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its share purchase warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

PRIVATE PLACEMENTS

August 25, 2005 Private Placement

Effective August 25, 2005 we entered into subscription agreements with 13 investors (the Selling Stockholders herein), whereby we issued a total of $9,075,000 of 6% convertible promissory notes and 907,500 Series A Share purchase warrants to 13 investors. The notes, due August 25, 2008, may be converted into shares of common stock on the basis of one share of common stock for every $5.00 (adjusted to $4.32) in value of notes. The warrants are exercisable into shares of common stock at an exercise price of $6.00 (adjusted to $5.04) per share until August 25, 2008. Each investor is entitled to 50% of the number of shares of common stock underlying the notes. The investors also received an option to make an additional investment of up to 30% of their original investment for 180 days after August 25, 2005 on the same terms, which has expired.

In addition, we issued 72,600 broker’s warrants to 5 brokers, issued on the same terms as the investors’ warrants, representing 4% of the aggregate number of shares of our common stock under the offering and a cash placement fee of 6% of the gross proceeds of the offering for brokerage services in the transaction. We have reserved a total of 87,120 broker’s warrants, which number represents 120% of the number of shares of common stock otherwise issuable under the broker’s warrants.

Pursuant to the note and warrant purchase agreements entered into by our company and each investor, we have reserved 120% of the number of shares of common stock otherwise issuable under the notes and warrants to provide for adjustments as may be required under those instruments.

February 17 and 23, 2006 Private Placement

Effective February 17, 2006 and February 23, 2006, we entered into subscription agreements with 74 investors (the Selling Stockholders herein), whereby we issued a total of 7,366,520 shares of our common stock at a purchase price of $2.25 per share and 14,733,040 share purchase warrants for total aggregate proceeds of $16,754,670. Each share purchase warrant entitles the holder thereof to purchase one additional share of our common stock at a price of $3.25 per share and $5.25 per share, respectively, until February 16, 2009.

In addition, we issued 391,488 broker’s warrants to 10 placement agents, issued on the same terms as the investors’ warrants, representing 4% of the aggregate number of shares of our common stock under the offering and a cash placement fee of 6% of the gross proceeds of the offering for brokerage services in the transaction.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and significant employees, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Donald Sharpe	President and Director	49	May 14, 2004
Drew Bonnell	Chief Financial Officer, Secretary, Treasurer and Director	49	May 14, 2004
John Martin	Director	49	August 31, 2004

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Donald Sharpe – President and Director

Mr. Sharpe has been the president and a director of our company since May 14, 2004. Mr. Sharpe graduated from the University of British Columbia with a Bachelor of Science degree in Geophysics in 1981 and joined Suncor Inc. in August of that year. From 1981 to 1987 Mr. Sharpe trained and worked as an exploration geophysicist, gaining experience in all parts of the exploration and development cycle throughout the Western Canadian Sedimentary Basin.

In 1987, Mr. Sharpe moved into the then new field of gas marketing where he was responsible for the direct marketing of Suncor's gas to industrial, commercial and utility customers in the United States and Eastern Canada. The position required negotiating skills, an understanding of the North American pipeline infrastructure, and an appreciation for the dynamics of natural gas supply and demand. Mr. Sharpe continued his formal education and received a Certificate in Business Management from the University of Calgary in 1989.

In 1990, Mr. Sharpe returned to exploration at Suncor in the position of group leader for British Columbia exploration. In this position, Mr. Sharpe managed a team of professionals in land, geology and geophysics and was responsible for the planning, budgeting and execution of the team's exploration program. Mr. Sharpe continued his education and graduated from the Banff School of Advanced Management in 1991.

In 1994, Mr. Sharpe left Suncor and returned to Vancouver to found and run a number of public companies. Operating under the umbrella of D. Sharpe Management Inc., Mr. Sharpe has consulted to, managed and served as a director of a number of start-up oil and gas companies including Patriot Petroleum Corp., Gemini Energy Inc., Velvet Exploration Inc., Netco Energy Inc. and Nation Energy Ltd.

Mr. Sharpe is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta and the Canadian Society of Exploration Geophysicists.

Drew Bonnell – Chief Financial Officer, Secretary, Treasurer and Director

Mr. Bonnell has been the chief financial officer, secretary, treasurer and a director of our company since May 14, 2004.

Mr. Bonnell graduated from the Richard Ivey School of Business at the University of Western Ontario with a Masters of Business Administration degree in 1998. Prior to his graduation Mr. Bonnell worked within the resort specialty retail sector for a private BC based company where his president's responsibilities included all aspects of business management from early stage development, finance, operations, and personnel, through to end of cycle, divestiture. Throughout this period Mr. Bonnell's position required a broad range of skills and expertise in order to deal with the cyclic nature of the industry and its participants. A heavy emphasis of his responsibilities was cash flow management and finance as the cycles of resort retailing are very unpredictable.

From 1998 to 2000, Mr. Bonnell acted in a management consultant role for a private BC based company, Nical Holdings Ltd., a Whistler based outlet, while commencing a research phase on the viability of a premium lifestyle brand being based in Whistler, Canada, a winter resort destination. The intent of the proposition was to create an appealing product line that would capture the essence of Whistler, package it, and export it internationally. The underlying premise was that Whistler contained an untapped reserve of celebrity marketing value available to be capitalized on, while a worldwide audience waited and wanted to associate with Whistler.

In 2001, Mr. Bonnell commenced the test-marketing phase with a series of different brand names and a wide array of products. Concurrently, Mr. Bonnell led a team to develop and budget an ambitious rollout plan to support an international consumer products brand with a base in Whistler. The Snomotion Whistler Brand was chosen from the test results as the banner to move forward with.

In late 2003, early 2004 Mr. Bonnell established Snomotion Whistler Inc. a private Nevada company to carry the Snomotion Whistler Brand of apparel and accessories. Mr. Bonnell is a director of Snomotion Whistler and senior manager.

Mr. Bonnell is a member of the worldwide Ivey alumni association.

John Martin – Director

Mr. Martin has been a director of our company since August 31, 2004. Mr. Martin is a graduate of IMD one of the world’s top business schools located in Lausanne, Switzerland. He is a corporate finance specialist and is currently the managing director of CMI, Credit Markets Investments Ltd. (Geneva). Previously, Mr. Martin was the senior VP and head of Capital Markets for Bank of Tokyo Mitsubishi AG (Switzerland), one of the world’s largest banks. While there from 1990 to 2000, he was a member of the Investment Policy Committee for private banking and an ALM committee member for the bank’s capital. Prior to this Mr. Martin was VP, Capital Markets for the Royal Bank of Canada (Suisse) and assistant treasurer and capital markets manager for Inspectorate Finance S.A. Geneva.

Messrs. Sharpe and Bonnell are significant employees and the loss of either of these employees would have an adverse impact on our future developments and could impair our ability to succeed.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.             any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.             any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.             being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.             being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 1, 2006, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Donald Sharpe 1281 Eldon Road North Vancouver, BC V7R 1T5	10,941,501(2)	25.60%
Drew Bonnell 2320 Queen Avenue West Vancouver, BC V7V 2Y6	455,500(3)	*
John Martin 2, rue Thalberg 1201 Geneva, Switzerland	175,681(4)	*
Directors and Executive Officers as a Group	11,572,682(5)	26.69%

* Less than 2%.

(1) Based on 42,038,729 shares of common stock issued and outstanding as of December 1, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2) Includes options to acquire an aggregate of 700,000 shares of common stock exercisable within 60 days.

(3) Includes options to acquire an aggregate of 450,000 shares of common stock exercisable within 60 days.

(4) Includes options to acquire an aggregate of 150,000 shares of common stock and warrants to acquire 20,454 shares of common stock exercisable within 60 days.

(5) Includes options to acquire an aggregate of 1,320,454 shares of common stock.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 common shares with a par value of $0.001 and 10,000,000 preferred stock with a par value of $0.001. As at December 1, 2006 we had 42,038,729 common shares outstanding and no preferred stock outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Eden Energy Corp. included in this registration statement have been audited by Dale Matheson Carr-Hilton LaBonte, independent registered public accountants, to the extent and for the period set forth in their report appearing elsewhere in the registration statement, and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at 1925 – 200 Burrard Street, Vancouver, British Columbia V6C 3L6, Canada. We sublease space in a 3,000 square foot office at an annual cost of approximately CDN$ 54,000. Our current premises are adequate for our existing operations, however with the rapid advancement of operations we may require additional premises as we progress through fiscal 2006. At the present time, we do not have any real estate holdings and there are no plans to acquire any real property interests.

Currently we hold approximately 211,000 acres pursuant to lease agreements on the Noah Project, approximately 102,757 acres pursuant to lease agreements on our Southern Frontier project, and the right to acquire additional leases as they come available on our Northern Frontier project. The expiration dates for the leases are in 2014, 2015, and 2016 respectively. The leases may be extended upon production from the leases.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

General Overview

We are an exploration stage oil and gas company engaged in the exploration for petroleum and natural gas in the State of Nevada, USA and in the Province of Alberta, Canada. As of September 1, 2006 we are also engaged in natural gas development and production drilling in the State of Colorado USA. We were previously involved in the business of providing internet and programming services through our former subsidiary company to clients located primarily in Canada. Our principal products and services included the development of e-commerce web sites and strategies, web design and hosting, domain name registration, Internet marketing and consulting and custom programming of web based applications. Due to the inability to run this business with a profit and the difficulty in attracting additional capital on terms favorable to existing shareholders, we ceased operation of this business in a prior year and disposed of our subsidiary company on December 31, 2003 for nominal consideration.

Corporate History

Our company, Eden Energy Corp., was incorporated in the State of Nevada on January 29, 1999, under the name E-Com Technologies Corp. On June 16, 2004 we effected a 2 for 1 stock split of our common stock and our preferred stock. On August 6, 2004 we changed our name to Eden Energy Corp. and increased our authorized capital to 100,000,000 shares of common stock having a $0.001 par value and 10,000,000 shares of preferred stock having a $0.001 par value.

Our common shares were quoted for trading on the OTCBB on December 15, 2000 under the symbol "ECTC". On June 18, 2004 our symbol changed to “ECOM” and on August 20, 2004 our symbol changed to “EDNE”.

Our Current Business

Eden Energy Corp. is engaged in various stages of exploration and development on multiple projects in the USA and Canada. These include the Noah Project, the Big Sand Spring Project and the Cherry Creek Project in Nevada, the Chinchaga Project in Alberta, and the Ant Hill Unit Drilling and Development Project in Colorado.

Noah Project – Nevada

On August 31, 2004, we approved an Assignment Agreement with Fort Scott Energy Corp. dated August 5, 2004 pursuant to which we have acquired Fort Scott’s interest in a Participation Agreement dated April 26, 2004 with Cedar Strat Corporation (“Cedar Strat”).

The Participation Agreement provides for the acquisition of leases, reservations, permits, licenses, or other documents of title held by Fort Scott via its wholly owned subsidiary, Frontier Explorations Ltd., which have been or will be acquired in the area of mutual interest pursuant to the terms of the Participation Agreement, including any renewals or extensions thereof, by virtue of which the holder is entitled to enter, access, drill for and remove petroleum and natural gas on the lands pertaining to the leases. The assets which we have acquired are the petroleum and natural gas rights and leases held by Fort Scott through Frontier Explorations Ltd. The lands comprising the area of mutual interest are located in eastern Nevada.

We accepted an assignment of the Participation Agreement, and the oil and gas leases held or to be acquired under the Participation Agreement from Fort Scott. Fort Scott retained a 2% over-riding royalty interest in the lands and all leases in the area of mutual interest currently held by Fort Scott / Frontier, or any leases subsequently acquired by us. Fort Scott holds its interests in the leases acquired under the Participation Agreement through its wholly owned subsidiary, Frontier Explorations Ltd. Pursuant to the terms of the Assignment Agreement, Fort Scott has agreed to transfer to us all of the issued and outstanding shares in the capital of Frontier, and, as a result, the leases held by Frontier.

The consideration payable for the assignment of the Participation Agreement under the Assignment Agreement, and in consideration of Fort Scott transferring to us the Frontier shares, and, as a result, the leases held by Frontier, consists of:

(i)	the issuance to Fort Scott of 500,000 shares of our common stock;
(ii)

the issuance to Fort Scott of a Promissory Note and Convertible Debenture in the principal amount of $500,000. The Convertible Debenture will bear interest at a rate of 7% per annum and will further entitle Fort Scott to convert payment of the principal amount and interest accruing thereon, in whole or in part, into units. The conversion rate under the Convertible Debenture will be $0.25 per unit, each unit entitling Fort Scott to the issuance of one common share in our capital stock and one half of one warrant, with each whole warrant entitling Fort Scott to acquire one additional common share at $0.50 per share; and

(iii)	for each 10 million barrels of proven reserves on the lands underlying the leases, we will issue to Fort Scott 1,000,000 shares of common stock, up to a maximum of 10,000,000 shares of common stock.

As security for the payment of the $500,000 debt and interest accruing thereon, Fort Scott was to retain ownership of the Frontier Shares until the $500,000 debt and all interest accruing thereon has been paid in full or such debt has been converted in to the units. However, subsequent to the Assignment Agreement, Fort Scott transferred to us the one issued and outstanding share in the capital of Frontier, effective as at August 31, 2004, as a result of which Frontier became our wholly owned subsidiary.

On July 14, 2005, Fort Scott elected to convert their debenture consisting of principal and interest into 2,131,944 common shares at $0.25 and 1,065,972 share purchase warrants exercisable at $0.50.

On September 27, 2005, we issued 1,065,972 shares of common stock upon the exercise of 1,065,972 share purchase warrants at $0.50 per share for proceeds of $532,986.

Fort Scott will retain its 2% over-riding royalty interest on the lands underlying the leases, such that upon the fulfillment of the obligations set out in the Participation Agreement, we will have earned an 80.5% net revenue interest in the lands underlying the leases, and Cedar Strat will be vested with a 5% over-riding royalty interest.

Cedar Strat will also retain a 5% back in working interest which may be adjusted upwards to as much as a 12.5% back in working interest should we elect not to proceed with the drilling election pursuant to the terms of the Participation Agreement.

To date we have acquired leases totaling approximately 211,000 acres on this project, which we have named the Noah Project.

The exploration program results on the Noah Project will determine the development program. To date exploration costs include the acquisition of proprietary and licensed gravity and magnetic data, processing and interpreting 39 miles of proprietary and other trade licensed seismic data, integration of sub-surface and surface geology, gravity, magnetic, and seismic data, and the planned surveying for a further 33 mile seismic program.

We have now completed our original seismic program interpretation and are currently reviewing this data with our partner Cedar Strat in order to select a drilling location for our first exploratory well.

Southern Frontier Project – Big Sand Spring Valley - Nevada

On June 13, 2005, we entered into a separate Agreement with Cedar Strat Corporation which was formalized into a final Participation Agreement on November 1, 2005. The Participation Agreement entitles Eden Energy Corp. or its Nevada subsidiary, Southern Frontier Explorations Ltd. to acquire petroleum and natural gas rights and leases in an area of mutual interest (AMI). Pursuant to the terms of the Participation Agreement, these rights include any renewals or extensions thereof, by virtue of which the holder is entitled to enter, access, drill for and remove petroleum and natural gas on the lands pertaining to the leases. The lands comprising the area of mutual interest are located in eastern Nevada.

The terms and conditions of the Participation Agreement for this project duplicate the earlier Cedar Strat Corporation Participation Agreement recited elsewhere in this registration statement and in our 2004 year end report, except for:

1.

A prospect fee of $750,000 was paid directly to Cedar Strat Corporation for identifying the AMI and to supply related geophysical data. The over riding royalty interest to Cedar Strat is 5% with a 10% working interest back in after payout. No monthly payments as obligated under the first Participation Agreement with Cedar Strat are due and payable. No assignment or acquisition fees to any parties are due and payable.

2.	Subject to election to drill after the exploration period is complete and the data analyzed, our well commitment is to drill the first well within 2 years and 1 well each subsequent year thereafter.

As a result of this agreement and related activities, we have acquired leases totaling approximately 82,000 acres on this Southern Frontier project. Subsequently, our lease acreage on this project has increased to approximately 102,757 acres.

On November 1, 2005, subsequent to a non-refundable deposit in the amount of US$100,000 being paid by Merganser Limited of London, England, we entered into a Participation Agreement with Merganser for the development of our Southern Frontier project. The terms and conditions of this agreement establish a joint venture whereby Merganser may earn a fifty percent (50%) interest in our Southern Frontier project subject to fulfillment of obligations and their payment of US$2,667,000 towards exploration, development and drilling costs on the first US$4,000,000 spent on the project. Thereafter, all subsequent project costs will be borne 50% by each party.

As set out in the Participation Agreement, on November 8, 2005, we received Merganser’s portion of the initial US$1,000,000 project acquisition cost, being US$667,000. (US$100,000 deposit plus US$567,000). Merganser changed its name to Eternal Energy Corp. around this time. Pursuant to a Letter Agreement with Eternal Energy Corp. (formerly Merganser) on April 14, 2006 Eternal is entitled to transfer its interests from our Southern Frontier project to our Northern Frontier Project under the same terms and conditions.

Pursuant to a Letter Agreement with Cedar Strat Corporation which was formally accepted as part of a Joint Participation Agreement on February 16, 2006, exploration activities on the Southern Frontier project have been suspended until March 31, 2008 in order to allow focused exploration efforts on the Northern Frontier prospect described below.

Pursuant to a Letter Agreement between Cedar Strat, Eternal Energy Corp. and Eden Energy Corp. dated November 1, 2006, Eternal Energy Corp. has proposed and Eden has accepted an offer to purchase 100% of Eden’s interest in the Southern Frontier Project while relinquishing all rights to the Northern Frontier Project in consideration for a payment of $200,000 and a release from any further obligations under the November 1, 2005 Participation Agreement.

Northern Frontier Project – Cherry Creek - Nevada

On October 21, 2005, we entered into a separate Letter Agreement with Cedar Strat Corporation for the exploration and development of a new prospect called Northern Frontier, subject to entering into a definitive form of agreement. This agreement entitles our company or our Nevada subsidiary, Southern Frontier Explorations Ltd. to acquire petroleum and natural gas rights and leases in an area of mutual interest (AMI) in northern Nevada.

Under the terms and conditions of this Letter Agreement, Cedar Strat will manage certain exploration programs within the AMI designed to bring the prospect to a drillable status. Cedar Strat will provide us with copies of the exploration data. Eden has paid Cedar Strat $216,000 for exploration expenses which included gravity and field mapping. Cedar Strat’s field work is now completed.

Subject to election to drill, we must commence drilling within the AMI within 24 months of receipt by us of all of the exploration data from Cedar Strat, and thereafter must drill at least one development well per year during the term of the agreement.

Effective January 24, 2006, we entered into a formal Joint Participation Agreement with Chamberlain Exploration Development and Research Stratigraphic Corporation, dba Cedar Strat Corporation. Cedar Strat Corporation provided their acceptance to the formal Joint Participation Agreement on February 16, 2006. Pursuant to the joint participation agreement we agreed to participate in Cedar Strat’s play included within the geographical boundaries of a confidential area, and pay Cedar Strat $750,000 as a prospect fee. The agreement allowed for the prospect fee of $750,000 paid by our company to Cedar Strat for its Southern Frontier prospect to be applied to this Northern Frontier prospect with the temporary suspension of exploration activities on the Southern Frontier prospect. We also agreed to accept responsibility for acquiring and funding BLM leases and private fee leases, if applicable, in order to facilitate the exploration efforts. We will assume the obligation to pay the annual rental on such leases.

On March 14, 2006, we, through our representative at auction acquired approximately 76,459 acres of oil and gas lease lands in Eastern Nevada for this Northern Frontier project. Subsequent to March 14, 2006, adjustments reduced the number of acres to approximately 69,982 acres.

The exploration program results on Cherry Creek will determine the development program and to date includes the integration of all surface geology with gravity and magnetics.

On September 30 2006, notice to surrender certain low priority Cherry Creek acres was given to Cedar Strat which will result in Eden maintaining only approximately 18,500 acres of premium prospective leases.

Chinchaga Project - Alberta

On March 13, 2006, we entered into a farm-in arrangement with Suncor Energy Inc. of Calgary, Alberta. Under the terms of the arrangement Eden will participate, with a 50% working interest, in the cost to drill an exploratory well on approximately 18,000 acres of leases owned by Suncor. By drilling the first well, Eden will earn a 50% working interest in approximately 7,000 acres and will have the option to drill a second well in 2007 to earn its interest in the remaining lands. Suncor will retain a 12.5% gross overriding royalty on the lands.

Eden is the majority participant with its 50% position in the arrangement. The exploration target is a dolomitized Slave Point reef at a depth of approximately 8,900 feet in Northern Alberta. Eden will pay its 50% share of the authorization for expenditure for drilling the exploratory well, estimated at a gross cost of $2.79 million and had advanced its 50% share of $1.395 million.

On March 17, 2006, operations were halted after setting and cementing surface casing due to weather, safety and general access conditions, with plans to recommence in the following drilling season as conditions permit, and accordingly, the Company received a refund of $696,618 from its advances.

The general area is in northwestern Alberta, known as the Chinchaga area.

The general costs (converted at $0.90) to Eden are as follows:

50% working interest in the drilling and casing of the first test well. An authorization for expenditure was attached with the original agreement. Gross costs are estimated at $2.79 million so $1.395 million net to Eden. Drilling the test well earns 8 sections of land.

Within 30 days of rig release of the first test well, Eden and its partners have the option to purchase their proportionate working interest in 2 sections of lands held by Suncor (Block 1 Option Lands). Gross cost is $614,461.39 so the net cost to Eden is $307,230.69.

Within 30 days of completion of the initial test well, Eden and its partners have the option to commit to drill a second test well to a similar depth, on a second block of land totaling 15 sections (the Block 2 Option Lands). Net exposure to Eden would be $1.395 million. Eden will have the option to acquire its proportionate share if any partner elects not to proceed. Potential additional exposure to Eden would be approximately $1.395 million.

Within 10 days of electing to drill the second test well, Eden and its partners must pay to Suncor the costs for the Block 2 option lands. The gross cost of the lands is $1.04 million and as a result Eden’s 50% share would be $502,000. Eden will have the option to acquire its proportionate share if any partner elects not to proceed. Potential exposure for additional costs to Eden is a further $502,000.

Operations in the Chinchaga area are largely limited to the winter months only. In order to be able to get its wells drilled and tied-in if they are successful, Eden and its partners have decided to proceed with certain operations in advance of the completion of the drilling of the first test well. Eden and its partners will survey and make surface application for the second test well in advance of drilling the first test well. The net cost to Eden is estimated at $112,500. Eden and its partners have also decided to survey for a potential pipeline tie-in for the first test well. The net cost to Eden for this is estimated at $45,000.

The first Chinchaga well which commenced drilling in March 2006 and subsequently was suspended due to warm weather in northern Alberta, is expected to recommence by December 15, 2006. The well is expected to take approximately 18 days to reach final depth.

Ant Hill Unit Drilling and Development Project – Colorado

The Ant Hill Project is a development drilling program located in the Piceance Basin of western Colorado. Effective September 1, 2006, through our wholly owned subsidiary Eden Energy Colorado LLC, we entered into a farm-in agreement with Starlight Oil and Gas LLC and Starlight Corporation under which Eden and Starlight will undertake development drilling on the eastern flank of the White River Dome field located in T2N-R96&97W, Rio Blanco County, Colorado. Under the terms of the agreement, Eden has paid Starlight a prospect fee of $900,000. Starlight will participate for a 10% working interest and Eden will have a 75% working interest in the prospective lands. Starlight will retain a 7.5% gross overriding royalty on the lands.

The Ant Hill Unit is a 20,000 acre federal exploratory unit currently operated by EnCana Oil and Gas (USA). Under a Drilling and Development Agreement executed between Starlight (a private Colorado company) and EnCana on May 5, 2006, and which Eden became a party to, Eden and Starlight have agreed to drill a minimum of four additional wells in areas outside of the current Participating Areas (PA’s) commencing in the fall of 2006. The wells will be drilled on 160 acre drilling blocks typically encompassing standard governmental quarter sections. By drilling and completing these wells, the existing federal exploratory unit will remain in effect for several more years. Eden and Starlight will carry EnCana for 15% of the total well cost in each new well drilled on 40-acre drill site quarter/quarter section. For each well drilled, Eden and Starlight will also earn a 100% interest in a diagonal 40-acre tract, located in the same 160-acre quarter section. EnCana retains its 100% interest in the two remaining offset locations in each 160 acre drilling block.

After the initial four locations are drilled, Eden and Starlight may elect to develop additional 160-acre drilling blocks on any acreage outside the existing PA’s under the same terms. There are 34 potential 160-acre drilling blocks outside of the existing PA’s that have not been developed, resulting in 68 potential drilling locations on what is effectively 40-acre spacing. There is also the potential to develop the field on 20-acre spacing which would provide for another 68 drilling locations.

The primary targets are the Cameo Coal and Williams Fork Sandstones of the Cretaceous Mesaverde Group, found at an average depth of 8,100 feet. Cumulative production from the field is in excess of 65 BCF from 157 wells, with current production averaging 11 MMCF/D from 100 active wells. Typical well life in the field is 17 years. Eden estimates ultimate reserves per well to be approximately 1.07 BCF per well, with an initial production rate of approximately 710mcfd. Gas from the Ant Hill unit typically contains about 25% carbon dioxide, which is removed at a local natural gas treatment plant. Drilling and Completion costs are estimated to be $1.9MM per well. Operations in the White River Dome field are largely prohibited in the winter months.

The first well under the agreement spud on September 21st and took 13 days to drill and set production casing. The second well spud on October 8th and took 12 days to drill and set production casing. Once both wells were cased the rig was released for the winter. Fracture stimulation commenced on Well 1 October 28th and Well 2 November 4th. Completion operations are expected to take approximately 16 days per well. We expect completion times to drop to about 7 days per well as we refine completion techniques.

Competitors

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. There are other competitors that have operations in the Nevada area and the presence of these competitors could adversely affect our ability to acquire additional leases.

Governmental Regulations

Our oil and gas operations are subject to various United States federal, state and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, provincial and local laws and regulations relating primarily to the protection of human health and the environment. To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been significant in relation to the results of operations of our company. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Research and Development

Our business plan is focused on a strategy for maximizing the long-term exploration and development of our oil and gas leases in Nevada. To date, execution of our business plan has largely focused on acquiring prospective oil and gas leases. We intend to establish a going forward exploration and development plan.

Employees

Currently our only employees are our directors, officers and an office administrative contractor. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed. However, with project advancement and if we are successful in our initial and any subsequent drilling programs we may retain additional employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 4 of this registration statement.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

We are a Nevada corporation incorporated on January 29, 1999. We were previously involved in the business of providing internet and programming services through our subsidiary company to clients located primarily in Canada. Our principal products and services included the development of e-commerce web sites and strategies, web design and hosting, domain name registration, Internet marketing and consulting and custom programming of web based applications. Due to the inability to run this business with a profit and the difficulty in attracting additional capital on terms favourable to existing shareholders, we ceased operation of this business in the prior year and disposed of our subsidiary company on December 31, 2003 for nominal consideration. We are now an exploration stage oil and gas company engaged in the exploration for petroleum and natural gas in the State of Nevada.

Plan of Operations

Cash Requirements

For the next 12 months we plan to continue to evaluate our leases in eastern Nevada and prepare for exploratory drilling. We will continue to participate in our Alberta project as our 50% position provides for. We will also continue with our development drilling program in Colorado as our partnership there provides for.

Currently in Nevada we hold approximately 211,000 acres pursuant to lease agreements on the Noah Project, approximately 102,757 acres pursuant to lease agreements on our Southern Frontier project, and approximately 69,982 acres pursuant to lease agreements on our Northern Frontier project. The expiration dates for the leases are in 2014, 2015, and 2016 respectively. The leases may be extended upon production from the leases. We have not yet earned any leases in our White River Dome project in Colorado. Once we recommence drilling in Alberta this winter and complete our first exploration well we will hold approximately 7,000 acres in our exploration partnership.

Our portfolio of exploration projects includes the Noah, Big Sand Spring Valley, and Cherry Creek projects in the USA, and the Chinchaga project in Alberta. As the expenditure allocation table below illustrates we are near completion of geological and seismic interpretation on these projects and initiating exploratory drilling operations. Based on our current interpretation of the Noah Project, we have revised our cost estimate downward for the first exploration well of approximately 8500 feet to the $4,000,000 range from our earlier $6,000,000 estimate.

With the addition of our Ant Hill Unit development drilling project we have reallocated resources from our earlier drilling program estimates to meet seasonal and priority realities. We are budgeting for 7 development wells in the Ant Hill Unit over the next 12 month period ($12,352,941) which we estimate will provide approximately $1,800,000 in net cash flow. We are budgeting for 2 further exploratory wells in Alberta ($3,450,000) in addition to the completion ($1,240,000) of our first well which was suspended last spring. Additionally, we are budgeting for our first exploratory well in Nevada with a gross cost estimated at $4,000,000. Combined, we have budgeted a net $18,376,275 over the next 12 month period for drilling programs on our projects which we commenced with on September 21, 2006.

Our net cash provided by financing activities during the year ended December 31, 2005 was $19,327,234 and for the nine month period from January 1, 2006 to September 30, 2006 was $15,874,636. Our total net cash provided by financing since January 1, 2004, the date of inception of the exploration stage to September 30, 2006 was $38,306,870.

We will require additional funds to implement our growth strategy in our oil and gas exploration and development operations. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is still no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on his investment in our common stock. Further, we may continue to be unprofitable.

In order to proceed with our plans we have raised funds by way of a private placement of equity and debt securities in our company. Our initial offering consisted of 6,190,000 shares at a price of $0.50 per share for gross proceeds of $3,095,000. We closed the private placement on November 12, 2004 and issued certificates on November 17, 2004. The net proceeds received have been used as working capital to allow us to finance our commitments under the assignment agreement previously discussed. On November 24, 2004, we issued a further 20,000 shares at a price of $0.50 per share for gross proceeds of $10,000.

On April 5, 2005, we issued 3,840,067 shares and 1,920,035 share purchase warrants at a price of $1.50 per share for gross proceeds of $5,760,100. Each warrant entitles the holder to purchase an additional share of common stock of our company at a price of $2.00 per share until April 4, 2006. On April 27, 2005, we issued 200,000 shares and 100,000 share purchase warrants at a price of $1.50 per share for gross proceeds of $300,000. Each warrant entitles the holder to purchase an additional share of common stock of our company at a price of $2.00 per share until April 27, 2006. During the fiscal year ended December 31, 2005, 1,962,535 shares were issued on the exercise of 1,962,535 warrants, and on February 6, 2006 we issued the final 57,500 shares on the exercise of the final 57,500 warrants.

On August 25, 2005 we issued convertible promissory notes with a principal amount of $9,075,000, and 907,500 Series “A” detachable share purchase warrants. The notes bear interest at 6% per annum, mature on August 25, 2008, and may be converted into 1,815,000 shares of common stock on the basis of one share of common stock for every $5 in value of Notes. Each warrant is exercisable into one share of common stock at an exercise price of $6 per share until August 25, 2008. The investors also have the option to make an additional investment of up to 30% of their original investment for 180 days after the closing date, on the same terms as the original investment. No further investments were made under this option. On November 28, 2005, we issued 90,000 shares of common stock upon the conversion of a portion of our convertible promissory notes. On December 1, 2005 we issued 59,291 shares of common stock in lieu of a cash interest payment on the convertible promissory notes. The Conversion Price and the Exercise Price are subject to adjustments under certain conditions and events occurring, including the issue of common stock and common stock equivalents at a price per share less than the Conversion Price or Exercise Price. Upon the completion of the financing on February 24, 2006 the Conversion Price was reduced from $5.00 to $4.32, and the Exercise Price was reduced from $6.00 to $5.04. On June 1, 2006 we issued 113,258 shares of common stock in lieu of a cash interest payment on the convertible promissory notes.

On September 27, 2005, we issued 1,065,972 shares of common stock upon the exercise of 1,065,972 share purchase warrants at $0.50 per share for proceeds of $532,986. On November 8, 2005, we received a portion of an initial project acquisition cost in the amount of US$667,000.

On February 17 and 23, 2006, we issued a combined total of 7,366,520 shares and 14,733,040 share purchase warrants at a price of $2.25 per share for gross proceeds of $16,574,670. The warrant entitles the holders to purchase an additional 7,366,520 shares of common stock of our company at a price of $3.25 per share and an additional 7,366,520 shares of common stock at a price of $5.25 per share until February 16, 2009. On July 31, 2006 we issued 165,774 shares of common stock pursuant to the financing’s registration requirements.

Over the next twelve months we intend to use our available funds to expand on the exploration and development of our leases and continue with development drilling in Colorado as follows:

Estimated Net Expenditures During the Next Twelve Months

$
General, Administrative and Corporate Expenses	1,800,000
Nevada Land – Noah, Big Sand Spring, Cherry Creek projects	346,500
Alberta Land – Chinchaga project	857,153
Drilling Programs (commenced September 21 2006)	18,376,275
Working Capital	4,000,000
Total	25,379,928

As at September 30, 2006, we had $339,304 in current liabilities. Our financial statements report a net loss of $1,241,505 for the three month period ended September 30, 2006 compared to a net loss of $4,259,895 for the three month period ended September 30, 2005. Our net cash used in operations for the nine months ended September 30, 2006 was $657,047 compared to $586,776 used in the nine months ended September 30, 2005. Our accumulated losses increased to $9,685,372 as of September 30, 2006, of which $9,130,233 related to our current business of oil and gas exploration, and $555,139 related to the early technology business prior to business change. Our losses have increased primarily as a result of a non-cash interest expense allocation relating to the intrinsic value of the beneficial conversion feature of our convertible note and warrant financing of $4,738,918. Additionally our general, administrative, and corporate expenses increased to $974,888 for the three month period ended September 30, 2006, as compared to $328,092 for the three month period ended September 30, 2005. We realized an overall increase in most expense categories during the three month period ended September 30, 2006 as we were advancing our activities in the oil and gas business, as compared to the three month period ended September 30, 2005 when we were formulating our new business acquisitions and opportunities.

Our total liabilities as of September 30, 2006 were $7,725,909 as compared to total liabilities of $7,316,522 as of December 31, 2005. The slight increase was due to the decrease in accounts payable (from $414,507 as at December 31, 2005 to $339,304 as at September 30, 2006) being offset by an increase in allocation for our Convertible Notes from $6,902,015 as at December 31, 2005 to $7,386,605 as at September 30, 2006.

During the nine month period ended September 30, 2006 we spent $6,045,485 on exploration and acquisition of our oil and gas properties as compared to $1,486,233 spent during the nine month period ended September 30, 2005. Of this amount $2,012,994 was attributable to acquisition costs (2005 - $2,296,339), and $4,032,491 (2005 - $2,858,925) was attributable to exploration costs.

We have suffered recurring losses from operations. The continuation of our company is dependent upon our company attaining and maintaining profitable operations and raising additional capital as needed. In this regard we have raised additional capital through the equity offerings noted above.

The continuation of our business is dependent upon obtaining further financing, a successful program of exploration, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Product Research and Development

Our business plan is focused on a strategy for maximizing the long-term exploration and development of our oil and gas leases in Nevada and Alberta as well as expanding our development drilling program in Colorado. To date, execution of our business plan has largely focused on acquiring prospective oil and gas leases and with early stage exploration and evaluation of acquired data. With this stage nearing completion we intend to use the results obtained from this dedicated research to establish a going forward exploratory drilling and development plan. Effective September 1, 2006, we are engaged in natural gas development drilling in Colorado.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment (excluding oil and gas activities) over the twelve months ending September 30, 2007 other than office computers, furnishings, and communication equipment as required.

Employees

Currently our only employees are our directors, officers, an office administrator and an investor relations consultant. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed. However, with project advancement and if we are successful in our initial and any subsequent drilling programs we may retain additional employees.

Effective May 1, 2006 Larry Kellison was appointed chief operating officer and will provide these management services through Freestone Energy LLC, a company wholly-owned and controlled by him.

Recently Issued Accounting Standards

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on our company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on our company's future reported financial position or results of operations.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on our company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on our company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on our company's future reported financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative an qualitative factors. SAB No. 108 is effective for period ending after November 15, 2006. We are currently evaluating the impact of adopting SAB No. 108 but do not expect that it will have a material effect on our financial statements.

Application of Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Oil and Gas Properties

We utilize the full cost method to account for our investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, capitalized interest costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. As of September 30, 2006, we have no properties with proven reserves. When we obtain proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not depleted until proved reserves associated with the projects can be determined. If the future exploration of unproved properties are determined uneconomical the amount of such properties are added to the capitalized cost to be depleted. As of September 30, 2006, all of our oil and gas properties were unproved and were excluded from depletion. At September 30, 2006, management believes none of our unproved oil and gas properties were considered impaired.

The capitalized costs included in the full cost pool are subject to a "ceiling test", which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions plus the lower of cost and estimated net realizable value of unproven properties.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. We recognize impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Over the year ended December 31, 2005, our company incurred management fee expenses in the amount of $172,000 and consulting fee expenses in the amount of $70,000 A management fee expense of $105,000 was charged by D. Sharpe Management Inc., a company wholly-owned by Donald Sharpe, our president and a director of our company. Pursuant to an amended management agreement with our company dated February 28, 2006, D. Sharpe Management Inc. receives $15,000 per month for the services that Donald Sharpe provides to our company. A consulting fee expense of

$70,000 was charged by Neil Maedel in his role as director of corporate communications for the year ended December 31, 2005. Pursuant to an amended management agreement with our company dated May 1, 2005, Mr. Maedel receives $7,000 per month for the services he provides to our company. A management fee expense of $67,000 was charged by Drew Bonnell in his role as chief financial officer and director of our company for the year ended December 31, 2005. In addition, Drew Bonnell, our chief financial officer, secretary, treasurer and a director, receives $10,000 per month for the services he provides to our company pursuant to a management consulting agreement dated February 28, 2006.

The promoters of our company are our directors and officers.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common shares were quoted for trading on the OTCBB on December 15, 2000 under the symbol "ECTC". On June 18, 2004 our symbol changed to “ECOM” and on August 20, 2004 our symbol changed to “EDNE”. The following quotations obtained from Stockwatch.com reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

National Association of Securities Dealers OTC Bulletin Board(1)
Quarter Ended	High	Low
September 30, 2006	$2.32	$1.15
June 30, 2006	$2.97	$1.90
March 31, 2006	$3.85	$2.00
December 31, 2005	$5.48	$1.77
September 30, 2005	$9.96	$2.91
June 30, 2005	$3.05	$2.05
March 31, 2005	$2.80	$1.70
December 31, 2004	$1.90	$1.25
September 30, 2004	$1.45	$0.40
June 30, 2004(2)	$0.45	$0.09
March 31, 2004	$0.14	$0.02
December 31, 2003	$0.04	$0.01

(1) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

(2) We effected a 2 for 1 stock split on June 16, 2004.

Our common shares are issued in registered form. Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119 (Telephone: 702.361.3033; Facsimile: 702.433.1979) is the registrar and transfer agent for our common shares. On December 1, 2006, the shareholders' list of our common shares showed 180 registered shareholders and 42,038,729 shares outstanding.

Equity Compensation Plan Information

As at December 31, 2005 we have one compensation plan in place, entitled Amended 2004 Stock Option Plan. This plan has not been approved by our security holders.

Number of Securities to be issued upon exercise of outstanding options	Weighted-Average exercise price of outstanding options	Number of securities remaining available for further issuance
3,000,000	$1.56	1,160,000

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

We did not purchase any of our shares of common stock or other securities during the year ended December 31, 2005.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

No chief executive officer of our company received any cash or other compensation during the fiscal years ended December 31, 2005, 2004 and 2003. No other executive officer of our company received annual salary and bonus in excess of $100,000 for the year ended December 31, 2005, except as listed below.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation(1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
Donald Sharpe President and Director(2)	2005 2004 2003	$100,000 $20,000 N/A	$5,000 Nil N/A	Nil Nil N/A	200,000(3) 500,000(4) N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A
Drew Bonnell Chief Financial Officer, Secretary, Treasurer and Director(5)	2005 2004 2003	$52,000 $3,000 N/A	$15,000 Nil N/A	Nil Nil N/A	200,000(6) 200,000(7) N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A
Gerard Darmon President, CEO, and Director(8)	2005 2004 2003	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Kyle Werier President, CEO, and Director(9)	2005 2004 2003	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1) The value of perquisites and other personal benefits, securities and property for the named executive officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) Mr. Sharpe became our president and a director of our company on May 14, 2004.

(3) Mr. Sharpe was granted 200,000 stock options exercisable at a price of $2.50 per share until May 1, 2010.

(4) Mr. Sharpe was granted 500,000 stock options exercisable at a price of $0.50 per share until June 21, 2009.

(5) Mr. Bonnell became our chief financial officer, secretary, treasurer and a director of our company on May 14, 2004.

(6) Mr. Bonnell was granted 200,000 stock options exercisable at a price of $2.50 per share until May 1, 2010.

(7) Mr. Bonnell was granted 150,000 stock options exercisable at a price of $0.50 per share until June 21, 2009. Mr. Bonnell was also granted 50,000 stock options exercisable at a price of $1.00 per share until September 1, 2009.

(8) Mr. Darmon resigned as our president, chief executive officer and a director of our company on May 14, 2004.

(9) Mr. Werier resigned as our president, chief executive officer and a director of our company on December 22, 2003.

The following table sets forth for each of the named executive officers certain information concerning stock options granted to them during fiscal 2005. We have never issued stock appreciation rights.

Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year(1)	Exercise Price ($/Share)	Expiration Date
Donald Sharpe President	200,000(2)	39.22%	$2.50	May 1, 2010
Drew Bonnell Chief Financial Officer, Secretary and Treasurer	200,000(2)	39.22%	$2.50	May 1, 2010

(1) The denominator (of 510,000) was arrived at by calculating the net total number of new options awarded during the year.

(2) Granted pursuant to the Amended 2004 Stock Option Plan.

The following table sets forth for each named executive officer certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2005.

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable / Unexercisable		Value of Unexercised In-the -Money Options/SARs at FY- end ($) Exercisable / Unexercisable(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald Sharpe	Nil	Nil	550,000	0	$542,500	$0
Drew Bonnell	Nil	Nil	250,000	0	$52,500	$0

(1) The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2005 ($2.05 per share on NASD OTCBB) and the exercise price of the individual's options.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our board of directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We reimburse our directors for expenses incurred in connection with attending board meetings We did not pay director's fees or other cash compensation for services rendered as a director in the year ended December 31, 2005.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

EMPLOYMENT CONTRACTS

Donald Sharpe, the President and a director of our company, pursuant to an Amended Management Agreement dated February 28, 2006, earns management fees through D. Sharpe Management Inc., a company wholly-owned and controlled by him. We pay D. Sharpe Management Inc. $15,000 per month for management services. During the twelve month period ended December 31, 2005 we paid D. Sharpe Management Inc. an aggregate amount of $105,000.

We pay Neil Maedel a management fee of $7,000 per month, pursuant to an Amended Management Agreement dated May 1, 2005, in consideration for management services rendered by Neil Maedel as a director of corporate communications. During the twelve month period ended December 31, 2005 we paid Neil Maedel an aggregate amount of $70,000.

We pay Drew Bonnell, our Chief Financial Officer and a director of our company a management fee of $10,000 per month, pursuant to a Management Consulting Agreement dated February 28, 2006, in consideration for management services rendered by Drew Bonnell. During the twelve month period ended December 31, 2005 we paid Drew Bonnell an aggregate amount of $67,000.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to Eden Energy Corp. are filed as part of this registration statement:

Consolidated Unaudited Financial Statements as at September 30, 2006

Consolidated Balance Sheets as at September 30, 2006 and December 31, 2005

Consolidated Unaudited Statements of Operations for the three and nine month period ended September 30, 2006, for the three and nine month period ended September 30, 2005 and from January 1, 2004 (Date of Inception of Exploration Stage) to September 30, 2006

Consolidated Unaudited Statements of Cash Flows for the nine month period ended September 30, 2006, for the nine month period ended September 30, 2005 and from January 1, 2004 (Date of Inception of Exploration Stage) to September 30, 2006

Notes to the Consolidated Unaudited Financial Statements

Consolidated Audited Financial Statements as at December 31, 2005

Independent Auditor's Report, dated March 15, 2006 of Dale Matheson Carr-Hilton LaBonte

Audited Consolidated Balance Sheets as at December 31, 2005 and December 31, 2004

Audited Consolidated Statements of Operations for the year ended December 31, 2005 and for the year ended December 31, 2004 and for the period from January 1, 2004 (Date of Exploration Stage) to December 31, 2005

Audited Consolidated Statements of Cash Flows for the year ended December 31, 2005 and for the year ended December 31, 2004 and for the period from January 1, 2004 (Date of Exploration Stage) to December 31, 2005

Audited Consolidated Statements of Changes in Stockholders' Equity (Deficiency) for the period from January 1, 2004 (Date of Inception of Exploration Stage) to December 31, 2005

Notes to the Consolidated Audited Financial Statements

EDEN ENERGY CORP.

(An Exploration Stage Company)

Interim Consolidated Financial Statements

(Expressed in United States dollars)

September 30, 2006

(Unaudited)

CONSOLIDATED BALANCE SHEETS

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Eden Energy Corp.

(An Exploration Stage Company)

Consolidated Balance Sheets

(Expressed in United States dollars)

	September 30, 2006	December 31, 2005
Assets	(Unaudited)

Current Assets

Cash and cash equivalents	$25,252,065	$18,082,596
Restricted cash (Note 10)	2,000,000	—
Accounts receivable (Note 5(b))	207,756	—
Prepaid expenses	74,504	2,200
Current portion of deferred financing costs	191,004	191,004

Total Current Assets	27,725,329	18,275,800

Oil and gas properties, unproven (Note 5)	11,000,745	5,155,264
Property and equipment, net of depreciation	54,114	5,569
Deferred financing costs, net of amortization	175,075	318,328

Total Assets	$38,955,263	$23,754,961

Liabilities and Stockholders’ Equity

Current Liabilities

Accounts payable and accrued liabilities	$339,304	$414,507

Total Current Liabilities	339,304	414,507

Convertible Notes, less unaccreted discount of $1,238,395 (2005 - $1,722,985) (Note 8)	7,386,605	6,902,015

Total Liabilities	7,725,909	7,316,522

Stockholders’ Equity

Preferred Stock:
10,000,000 preferred shares authorized, $0.001 par value None issued	—	—

Common Stock: (Note 9)
100,000,000 shares authorized, $0.001 par value
42,038,728 (December 31, 2005 – 34,135,676) shares issued and outstanding	42,039	34,136

Additional paid-in capital	40,822,782	22,843,973

Accumulated other comprehensive income	49,905	—

Deficit accumulated prior to the exploration stage	(555,139)	(555,139)

Deficit accumulated during the exploration stage	(9,130,233)	(5,884,531)

Total Stockholders’ Equity	31,229,354	16,438,439

Total Liabilities and Stockholders’ Equity	$38,955,263	$23,754,961

The accompanying notes are an integral part of these interim consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Interim Consolidated Statements of Operations

(Expressed in United States dollars)

(Unaudited)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	January 1, 2004 (Date of Inception of Exploration Stage) To September 30, 2006

Expenses

Consulting (Note 9)	$225,344	$67,568	$539,803	$315,195	$1,090,832
Depreciation	50,302	16,079	147,247	16,291	211,554
Filing fees and transfer agent	2,793	6,327	14,446	12,808	35,128
General and administrative	135,280	138,409	440,770	283,919	850,364
Interest expense (Note 8)	528,855	3,970,861	1,254,366	4,014,367	5,751,677
Management fees
- cash (Note 6)	105,000	48,000	266,000	124,000	461,000
- stock-based compensation (Note 9)	450,144	—	1,000,662	—	1,088,162
Professional fees	56,327	67,788	178,730	123,598	473,349

Loss before other income	(1,554,045)	(4,315,032)	(3,842,024)	(4,890,178)	(9,962,066)

Other income

Interest income	312,540	55,137	596,323	98,772	831,833

Net loss	(1,241,505)	(4,259,895)	(3,245,701)	(4,791,406)	(9,130,233)

Other Comprehensive Income

Foreign currency translation adjustment	(50)	—	49,905	—	49,905

Comprehensive loss	$(1,241,555)	$(4,259,895)	$(3,195,796)	$(4,791,406)	$(9,080,328)

Basic and diluted loss per share	$(0.03)	$(0.14)	$(0.08)	$(0.18)

Weighted average number of common shares outstanding	41,983,000	31,401,000	40,521,000	27,327,000

The accompanying notes are an integral part of these interim consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Interim Consolidated Statements of Cash Flows

(Expressed in United States dollars)

(Unaudited)

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	January 1, 2004 (Date of Inception of Exploration Stage) To September 30, 2006

Cash flows from Operating Activities:
Net loss from operations	$(3,245,701)	$(4,791,406)	$(9,133,782)

Adjustments to reconcile net loss to net cash provided by operating activities:

Interest expense relating to accretion of convertible debt	484,590	3,938,226	4,722,599
Interest expense paid by issue of common stock	634,611	—	815,825
Depreciation	147,247	16,291	211,366
Stock-based compensation	1,477,465	120,863	1,787,345

Changes in non-cash operating assets and liabilities:

Accounts receivable	(7,752)	—	(7,752)
Prepaid expenses and other	(72,304)	4,614	(74,504)
Accounts payable and accrued liabilities	(75,203)	124,636	379,651

Net cash used in operations	(657,047)	(586,776)	(1,299,252)

Cash flows from Investing Activities:
Net assets acquired of Frontier Explorations Ltd.	—	—	(475)
Purchase of property and equipment	(52,538)	(3,444)	(55,011)
Oil and gas property acquisition and exploration, net	(6,045,485)	(1,486,233)	(9,749,973)

Net cash used in investing activities	(6,098,023)	(1,489,677)	(9,805,459)

Cash flows from Financing Activities:
Proceeds from convertible notes	—	8,502,000	8,502,000
Issuance of common stock	16,094,551	10,690,233	30,024,785
Share issue costs paid	(219,915)	—	(219,915)

Net cash provided by financing activities	15,874,636	19,192,233	38,306,870

Effect of exchange rate changes on cash	49,903	—	49,481

Increase in cash and cash equivalents	9,169,469	17,115,780	27,251,640

Cash and cash equivalents, beginning	18,082,596	2,332,744	—

Cash and cash equivalents, ending	$27,252,065	$19,448,524	$27,251,640

Non-cash financing and investing activities:
Issue of common stock for interest expense	$634,611	$—	$815,825
Issue of common shares for oil and gas properties	$—	$—	$450,000
Issue of convertible debenture, net of discount	$—	$—	$400,000
Debt assumed by previous management	$—	$—	$19,846

Supplementary disclosure:
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—

The accompanying notes are an integral part of these interim consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

1.	Basis of Presentation

The unaudited interim consolidated financial statements have been prepared by Eden Energy Corp. in accordance with generally accepted accounting principles in the United States for interim financial information and conforms with instructions to Form 10-QSB of Regulation S-B and reflects all adjustments (all of which are normal and recurring in nature) that, in the opinion of management, are necessary for fair presentation of the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year ending December 31, 2006. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted. These unaudited interim consolidated financial statements and notes included herein should be read in conjunction with the Company’s audited consolidated financial statements and notes for the year ended December 31, 2005, included in the Company’s Annual Report on Form 10-KSB. The accounting principles applied in the preparation of these interim consolidated financial statements are consistent with those applied for the year ended December 31, 2005, except as described in Note 3.

2.	Nature and Continuance of Operations

The Company was organized on January 29, 1999 (inception) under the laws of the State of Nevada, United States of America as E-Com Technologies Corporation. On November 10, 2000, the Company became a fully registered issuer reporting with the Securities and Exchange Commission. On December 15, 2000, the Company began trading on the National Association of Securities Dealer – Over-the-Counter Bulletin Board. On August 6, 2004, the Company changed its name to Eden Energy Corp.

The Company, through its formerly wholly-owned Canadian subsidiary, E-Com Consultants (Canada) Corp., developed e-commerce solutions, web-based applications, performed Internet marketing and consulting services, and designed and hosted web sites. On December 31, 2003, the Company disposed of this subsidiary and as at December 31, 2003, was inactive other than seeking new business opportunities. Consequently, effective December 31, 2003, the Company became an exploration stage company.

The Company is primarily involved in oil and gas exploration activities in Alberta, Canada and Nevada, USA. Additionally the Company is involved in natural gas development drilling in Colorado USA. Pursuant to an Agreement dated August 5, 2004, the Company acquired certain oil and gas interests located in Nevada, USA. On September 13, 2005, the Company entered into a second agreement and acquired further oil and gas interests located in Nevada, USA. On October 21, 2005, the Company entered into a separate Letter Agreement (formalized February 16, 2006) to acquire additional oil and gas interests located in Nevada. On March 13, 2006, the Company entered into a farm-in arrangement with Suncor Energy Inc. of Calgary, Alberta. On September 1, 2006 the Company entered into a farm-in arrangement with Starlight Oil and Gas LLC and Starlight Corporation of Colorado, USA. Under the terms of its Participation Agreements, the Company has committed to fund ongoing leasehold and applicable exploration expenses required to take the prospects to drillable stages, currently estimated at net $1,203,653 over the next 12 months. Additionally, the Company has budgeted net $18,376,275 for drilling programs on its leases which commenced September 21, 2006.

The Company’s interim consolidated financial statements are prepared on a going concern basis in accordance with generally accepted accounting principles in the United States which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business. The Company is in the exploration stage of its resource business and has experienced negative cash flows from operations to date and has accumulated losses of $9,685,372. To date the Company has funded operations through the issuance of capital stock and debt. Management’s plan is to continue raising additional funds through future equity or debt financings as needed until it achieves profitable operations from its oil and gas activities. During the nine month period ended September 30, 2006, the Company completed a financing by way of a private placement of 7,366,520 units for gross proceeds of $16,574,670. The ability of the Company to continue its operations as a going concern is dependent on continuing to raise sufficient new capital to fund its exploration and development commitments and to fund ongoing losses if, as and when needed, and ultimately on generating profitable operations.

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

3.	Adoption of New Accounting Policy

Stock – Based Compensation

The Company has a stock-based compensation plan (Note 9), whereby stock options are granted in accordance with the policies of the stock option plan.

Prior to January 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” using the intrinsic value method of accounting, under which compensation expense was only recognized if the exercise price of the Company’s employee stock options was less than the market price of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified prospective transition method. Under that transition method, compensation cost is recognized for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and vested awards in the prior period.

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005

Net loss, as reported	$(4,259,895)	$ (4,791,406)

Add: Stock-based compensation expense included in reported net income, net of related tax effects	-	120,863

Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	-	(1,208,630)

Pro forma net loss	$(4,259,895)	$ (5,879,173)

Loss per share:

Basic and Diluted - as reported	$ (0.14)	$ (0.18)
Basic and Diluted - pro forma	$ (0.14)	$ (0.22)

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

4.	Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative an qualitative factors. SAB No. 108 is effective for period ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements.

5.	Oil and Gas Properties

All of the Company’s oil and gas properties are located in the United States and Canada and are unproven. The total costs incurred and excluded from depletion and amortization are as follows:

	September 30, 2006	December 31, 2005

Acquisition costs
Canada	$ -	$ -
United States	4,109,329	2,296,339

	4,109,329	2,296,339

Exploration costs
Canada	687,687	-
United States	6,203,729	2,858,925

	6,891,416	2,858,925

Total	$ 11,000,745	$ 5,155,264
(a)

The Company entered into an Assignment Agreement with Fort Scott Energy Corp. (“Fort Scott”) dated August 5, 2004, in which the Company acquired Fort Scott’s interest in a Participation Agreement dated April 26, 2004 with Cedar Strat Corporation (“Cedar Strat”).

The Participation Agreement provided for the acquisition of certain oil and gas leases and rights located in eastern Nevada, USA, held by Frontier Explorations Ltd. ("Frontier”), which at the time was a wholly-owned subsidiary of Fort Scott. Pursuant to the terms of the Assignment Agreement, the Company acquired Fort Scott’s interests in the oil and gas leases and rights by the acquisition of all the issued and outstanding shares in the capital of Frontier. Fort Scott retained a 2% over-riding royalty interest in the lands and all leases held by Frontier, or subsequently acquired by the Company.

To acquire its interest, the Company:

i)	issued 500,000 shares of common stock to Fort Scott,
ii)

issued a Promissory Note and Convertible Debenture (“Debenture”) to Fort Scott in the principal amount of $500,000. The Debenture bears interest at a rate of 7% per annum, and entitles Fort Scott to convert the principal and accrued interest into units at $0.25 per unit. Each unit consists of one share of common stock and one-half of one warrant. On July 15, 2005, the Company issued 2,131,944 shares of common stock and 1,065,972 share purchase warrants upon the conversion of the convertible debenture of $500,000 and accrued interest of $32,986 at $0.25 per unit. The unamortized balance of the embedded equity elements of $56,250 was charged to interest expense. Each warrant entitled the holder to acquire one additional share of common stock at a price of $0.50 per share on or before July 18, 2007. On September 27, 2005, the Company issued 1,065,972 shares of common stock upon the exercise of 1,065,972 share purchase warrants at $0.50 per share for proceeds of $532,986.

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

iii)

for each 10,000,000 barrels of proven reserves developed on the lands underlying the leases, the Company must issue to Fort Scott 1,000,000 shares of common stock, up to a maximum of 10,000,000 shares.

Under the Participation Agreement, the Company has the right of election to proceed with the development of the oil and gas property subsequent to the two-year exploration period, which commenced April 26, 2004. In the event of a positive election to develop the area, the Company is obliged to drill two wells, the first not later than one year after the two year exploration phase of the agreement, unless extended by the parties acting reasonably, the second in the succeeding 12 months, to the shallower of the base of the sub thrust Devonian Simonson formation or a depth of 17,000 feet. The Company must maintain the rental payments on the leases during this 2-year development period.

5.	Oil and Gas Properties (continued)

If the Company elects not to develop the property after the two year exploration period, the Company will, with Cedar Strat’s assistance, use their collective reasonable best efforts to sell the project as a prospect for development, in whole or in part. Any fees to be paid by any third party in this circumstance shall be paid firstly to the Company in an amount equal to 75% of all lease acquisitions, lease rentals, lease maintenance, and exploration monies advanced on or in respect of that portion of the project being sold. Exceptions to this include Company payments on delay rentals on the initial acreage or the after acquired acreage made after the expiry of the first two years of the Participation Agreement, and additional expenses, all which will be reimbursed at 100%. Thereafter, all fees will be split 50/50 between the Company and Cedar Strat. Any other third party sales or farm outs will retain drilling (1 well minimum) and lease rental payment obligations as set out and will include the Overriding Royalty Interest and back-in interest as described in the Participation Agreement.

Under the terms of the Participation Agreement, the funding obligations of the Company include primary exploration payments to be made to Cedar Strat at a rate of $50,000 per month for 10 months of the first year and $50,000 per month for 10 months during the second year. In the event exploration is progressing ahead of plan, management agreed to accelerate payments accordingly. The Company has advanced $1,000,000 to September 30, 2006, and unless additional exploration work is contracted for, this funding obligation is fulfilled. An additional $500,000 was budgeted for commercial seismic data acquisition and processing, which was replaced by the Company’s proprietary seismic program.

Upon fulfillment of the obligations of the Participation Agreement, the Company will have earned a 100% working interest (an 80.5% net revenue interest) in the lands underlying the leases. Cedar Strat will be vested with a 5% over-riding royalty interest and Fort Scott will be vested with a 2% overriding royalty interest. Cedar Strat will also retain a 5% back-in working interest after the Company has been reimbursed for 100% of its exploration expenses. This back-in working interest may be adjusted upwards should the Company elect not to proceed with the drilling election pursuant to the terms of the Participation Agreement and the drilling prospect is marketed to a third party. Under the terms of the agreement, the Company has committed to fund ongoing leasehold and applicable exploration expenses, which are expected to take the prospect to a drillable stage, currently estimated at $316,500. Prior to proprietary seismic data being available, the Company had budgeted $6,000,000 for the drilling and completion of the first well on the leases. This estimate has now been revised downward to $4,000,000 with drilling commencement, subject to seasonal weather realities, expected to occur once a high quality drilling target is identified from the current review of geophysical and seismic data.

Due to exploration programs still being active, the development program including related drilling election commitments was extended to October 26, 2006. The Company has completed the original seismic program interpretation and is reviewing the data with its partner Cedar Strat in order to select a drilling location for the first exploratory well.

(b)

On June 14, 2005, the Company, through a newly formed Nevada subsidiary Southern Frontier Explorations Ltd., acquired 50,000 acres of ten-year federal BLM oil and gas leases located in the Great Basin of Nevada, at an average cost of $2.25 per acre. A prospect fee of $750,000 was paid to Cedar Strat in connection with the acquisition of the leases. The leases require yearly rental fees of $1.50 per acre for the first five years, and $2.00 per acre for the remaining five years. Subsequent to September 14, 2005, another 52,757 acres were acquired on the same rental fee basis as the original acreage. Ongoing funding of leasehold and applicable exploration expenses on these leases is currently estimated at $154,136.

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

On March 14, 2006, the Company acquired approximately 76,459 acres of oil and gas lease lands at auction in Eastern Nevada as part of its Southern Frontier Explorations Ltd. project inventory (Northern Frontier project) in consideration for $852,055. Subsequent to March 14, 2006, adjustments reduced the number of acres to approximately 69,982 acres. On September 30, 2006, notice to surrender certain low priority Cherry Creek acres was given to Cedar Strat which results in the Company maintaining only 18,500 acres of prospective leases.

5.	Oil and Gas Properties (continued)

On November 1, 2005, the Company entered into a Participation Agreement with Eternal Energy Corp. (formerly Merganser Limited) (“Eternal”), in which the Company agreed to sell to Eternal a fifty percent (50%) interest in the oil and gas leases in consideration for $2,667,000. Eternal must pay $667,000 by November 7, 2005 (received). The exploration phase including the collection, analyzing, and reprocessing of data is ongoing and once completed and subject to drilling election, both parties are committed to the drilling of a minimum of two wells (the “Commitment Wells”). Eternal must pay 66.67% of the costs to drill and complete the Commitment Wells, until total consideration of $2,667,000 has been paid, and 50% thereafter. This agreement is for a term of ten years. Pursuant to a Letter Agreement on April 14, 2006, Eternal is entitled to transfer its interests from our Southern Frontier project to our Northern Frontier project under the same terms and conditions.

Pursuant to a Letter Agreement on November 1, 2006, Eternal proposed, and the Company accepted, an offer to purchase 100% of the Company’s interest in the Southern Frontier project while relinquishing all rights to the Northern Frontier project in consideration for a payment of, $200,000 which is included in accounts receivable at September 30, 2006 . The Company also agreed to release Eternal from any further obligations under the November 1, 2005 Participation Agreement.

(c)

Subsequent to a Letter Agreement dated October 21, 2005, the Company entered into a joint participation agreement dated January 24, 2006, with Cedar Strat. Cedar Strat provided their acceptance to the joint participation agreement on February 16, 2006. Pursuant to the joint participation agreement the Company agreed to participate in Cedar Strat’s play included within the geographical boundaries of a confidential area, and pay Cedar Strat $750,000 as a prospect fee. The agreement allowed for the prospect fee of $750,000 paid by the Company to Cedar Strat for its Southern Frontier prospect to be applied to this Northern Frontier prospect. The Company also agreed to accept responsibility for acquiring and funding BLM leases and private fee leases, if applicable, in order to facilitate the exploration efforts. The Company will assume the obligation to pay the annual rental on such leases.

(d)

On March 13, 2006 the Company entered into a farm-in arrangement with Suncor Energy Inc. (“Suncor”) of Calgary, Alberta. Under the terms of the arrangement the Company will participate, with a 50% working interest, in the cost to drill an exploratory well on approximately 18,000 acres of leases owned by Suncor. By drilling the first well, the Company will earn a 50% working interest in approximately 7,000 acres and will have the option to drill a second well in 2007 to earn its interest in the remaining lands. Suncor will retain a 12.5% gross overriding royalty on the lands. The Company is the majority participant with its 50% position in the arrangement. The exploration target is a dolomitized Slave Point reef at a depth of approximately 8,900 feet. The Company will pay its 50% share of the authorization for expenditure for drilling the exploratory well, estimated at a gross cost of $2.79 million and had advanced its 50% share of $1.395 million. On March 17, 2006, operations were halted after setting and cementing surface casing due to weather, safety and general access conditions, with plans to recommence in the following drilling season as conditions permit, and accordingly, the Company received a refund of $696,618 from its advances.

Within 30 days of rig release of the first test well, the Company and its partners have the option to purchase their proportionate working interest in 2 sections of lands held by Suncor (Block 1 Option Lands). Gross cost is $614,461 with a net cost to Eden of $307,231. Within 30 days of completion of the initial test well, the Company and its partners have the option to commit to drill a second test well to a similar depth, on a second block of land totaling 15 sections (the Block 2 Option Lands). Net exposure for drilling to Eden is estimated at $1.395 million. The Company will have the option to acquire its proportionate share if any partner elects not to proceed. Potential additional exposure to Eden would be approximately $1.395 million. Within 10 days of electing to drill the second test well, the Company and its partners must pay to Suncor the costs for the Block 2 Option Lands. The gross cost of the lands

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

is $1.04 million and as a result Eden’s 50% share would be $502,000. The Company will have the option to acquire its proportionate share if any partner elects not to proceed. Potential exposure for additional costs to Eden is a further $502,000. Operations in this area are largely limited to the winter months only. In order to be able to get its wells drilled and tied-in if they are successful, the Company and its partners have decided to proceed with certain operations in advance of the completion of the drilling of the first test well. The Company and its partners will survey and make surface application for the second test well in advance of drilling the first test well, and will also survey for a potential pipeline tie-in for the first test well. The net cost to Eden is estimated at $157,500. The first well which commenced drilling in March 2006, is expected to recommence by December 15, 2006.

5.	Oil and Gas Properties (continued)
(e)

On September 1, 2006 the Company entered into a farm-in arrangement with Starlight Oil and Gas LLC (“Starlight LLC”) and Starlight Corporation (“Starlight”) of Colorado, United States. Under the terms of the arrangement the Company will participate, with a 75% working interest, in the cost to drill a development well in the Ant Hill Unit in the White River Dome field in Colorado. The Ant Hill Unit is a 20,000 acre federal exploratory unit currently operated by EnCana Oil and Gas (USA). The Company has paid Starlight a prospect fee of $900,000. Starlight will retain a 7.5% gross overriding royalty on the lands. The Company is the majority participant with its 75% position in the arrangement. The first well under the agreement spud on September 21st and took 13 days to drill and set production casing. The second well spud on October 8th and took 12 days to drill and set production casing. Once both wells were cased the rig was released for the winter. Fracture stimulation commenced on Well 1 October 28th and Well 2 November 4th. Completion operations are expected to take approximately sixteen days per well. The Company expects completion times to drop to about seven days per well as it refines completion techniques.

Under a Drilling and Development Agreement executed between Starlight and EnCana on May 5, 2006, which the Company became a party to, the Company and Starlight have agreed to drill a minimum of four additional wells in areas outside of the current Participating Areas (“PA’s”) commencing in the fall of 2006. The Company and Starlight will carry EnCana for 15% of the total well cost in each new well drilled on 40 acre drill site quarter/quarter section. For each well drilled, the Company and Starlight will also earn a 100% interest in a diagonal 40-acre tract, located in the same 160-acre quarter section. EnCana retains its 100% interest in the two remaining offset locations in each 160-acre drilling block. After the initial four locations are drilled, the Company and Starlight may elect to develop additional 160-acre drilling blocks on any acreage outside the existing PA’s under the same terms. There are 34 potential 160-acre drilling blocks outside the existing PA’s that have not been developed, resulting in 68 potential drilling locations on what is effectively 40-acre spacing. There is also the potential to develop the filed on 20 acre spacing which would provide for another 68 drilling locations. The Company agreed to deliver an irrevocable Letter of Credit payable to Starlight LLC in the amount of $1,764,800. Upon the Company participating in the drilling of each commitment well, 25% of the Letter of Credit will be released. Refer to Note 10.

6.	Related Party Transactions
(a)

The Company entered into a management agreement dated September 1, 2004 with a private company wholly-owned by the President of the Company. Under the terms of the agreement, the Company agreed to pay $5,000 per month. By amended management agreement dated May 1, 2005, the Company agreed to increase the monthly fee to $10,000 per month. By amended management agreement dated February 1, 2006, the Company agreed to increase the monthly fee to $15,000 per month. During the nine month period ended September 30, 2006, management fees of $130,000 (2005 - $75,000) were incurred.

(b)

The Company entered into a management agreement dated May 1, 2005 with a director of the Company. Under the terms of the agreement, the Company agreed to pay $6,000 per month. By amended management agreement dated February 1, 2006, the Company agreed to increase the monthly fee to $10,000 per month. During the nine month period ended September 30, 2006, management fees of $86,000 (2005 - $49,000) were incurred.

(c)

The Company entered into a management agreement dated May 1, 2006 with an officer of the Company. Under the terms of the agreement, the Company agreed to pay $10,000 per month. During the nine month period ended September 30, 2006, management fee of $50,000 (2005 – $nil) were incurred.

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

(d)	During the nine-month period ended September 30, 2006, the Company recorded stock-based compensation of $1,130,496 as management and consulting fees.

7.	Commitments

The Company entered into a management consulting agreement dated September 1, 2004 with a consultant. Under the terms of the agreement, the Company agreed to pay $2,000 per month for an initial term of one year, and, unless notice of termination is given by either party, is automatically renewed for a further term of one year. By amended management agreement dated May 1, 2005, the Company agreed to increase the monthly fee to $7,000 per month. During the nine month period ended September 30, 2006, consulting fees of $63,000 (2005 - $49,000) were incurred.

The Company entered into a consulting agreement dated July 5, 2005 for the provision of office administration services. Under the terms of the agreement, the Company agreed to pay $2,500 per month for an initial term of three months, and $3,000 per month thereafter. On the three month anniversary of the agreement, the Company paid a cash bonus of $3,000 and granted stock options to purchase up to 10,000 shares of common stock. By amended consulting agreement dated February 1, 2006, the Company agreed to increase the monthly fee to $3,500 per month. On September 1, 2006 the consulting agreement was terminated and the Company hired the consultant as a full time employee. During the nine month period ended September 30, 2006, consulting fees of $31,000 (2005 - $7,500) were incurred.

The Company entered into a consulting agreement dated February 1, 2006 with an individual to provide certain investor relations services. Under the terms of the agreement, the Company agreed to pay $2,250 per month until such time as the contract is terminated.

Under the terms of its Participation Agreements with Cedar Strat the Company must pay approximately net $346,500 in lease renewal fees over the next twelve months.

Under a Drilling and Development Agreement executed between Starlight and EnCana on May 5, 2006, which the Company became a party to, the Company and Starlight have agreed to drill a minimum of four additional wells in areas outside of the current Participating Areas (“PA’s”) commencing in the fall of 2006. The Company and Starlight will carry EnCana for 15% of the total well cost in each new well drilled on 40 acre drill site quarter/quarter section. The first two wells are drilled and cased and should be completed by the end of November 2006.

8.	Convertible Notes

On August 25, 2005, the Company issued Convertible Promissory Notes (the “Notes”) to certain institutional investors with a principal amount of $9,075,000, and 907,500 Series “A” detachable share purchase warrants. The Notes bear interest at 6% per annum, mature on August 25, 2008, and may be converted into 1,815,000 shares of common stock on the basis of one share of common stock for every $5 in value of Notes (the “Conversion Price”). Each warrant is exercisable into one share of common stock at an exercise price of $6 per share (the “Exercise Price”) until August 25, 2008. The investors also had the option to make an additional investment of up to 30% of their original investment for 180 days after the closing date, on the same terms as the original investment. No additional investments were made. The Company paid cash placement fees of $544,500, offering costs of $28,500 and issued 72,600 Broker Warrants. Each Broker Warrant is exercisable into one share of common stock at an exercise price of $6 per share until August 28, 2008. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended. The Company filed a Registration Statement with the Securities and Exchange Commission that was declared effective on November 10, 2005, to register the resale of shares of the Company's common stock issuable upon conversion of the Notes and exercise of the warrants.

The Conversion Price and the Exercise Price are subject to adjustments under certain conditions and events occurring, including the issue of common stock and common stock equivalents at a price per share less than the Conversion Price or Exercise Price. Accordingly, upon the completion of the financing on February 24, 2006 as disclosed in Note 9(c), the Conversion Price was reduced from $5.00 to $4.32, and the Exercise Price was reduced from $6.00 to $5.04.

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

8.	Convertible Notes (continued)

In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized the value of the embedded beneficial conversion feature of $3,854,490 as additional paid in capital as the debt was issued with an intrinsic value conversion feature. In addition, in accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company has allocated the proceeds of issuance between the convertible debt and the detachable warrants based on their relative fair values. Accordingly, the Company recognized the fair value of the detachable warrants of $2,039,490 as additional paid in capital. The Company will record further interest expense over the term of the Convertible Debentures of $2,039,490 resulting from the difference between the stated value and carrying value at the date of issuance. During the year ended December 31, 2005, a debenture with a principal amount of $450,000 was converted into 90,000 shares of common stock. The unamortized balance of the embedded equity elements of $92,704 was charged to interest expense. The carrying value of the Convertible Debentures will be accrued to the face value of $8,625,000 to maturity. At September 30, 2006, accrued interest of $171,555 is included in accrued liabilities. Interest expense of $484,590 has been accreted during the period increasing the carrying value of the Convertible Debentures to $7,386,605.

9.	Capital Stock

The number of shares issued and outstanding has been restated to give retroactive effect for a reverse stock split on a two old shares for one new share basis approved by the directors of the Company on June 3, 2004. On June 23, 2004, the Company increased its authorized capital stock to 100,000,000 shares of common stock with a par value of $0.001 and 10,000,000 shares of preferred stock with a par value of $0.001.

(a)	On February 6, 2006, the Company issued 57,500 shares of common stock upon the exercise of 57,500 warrants at $2.00 per share for cash proceeds of $115,000.
(b)	On February 17, 2006, the Company issued 50,000 shares of common stock upon the exercise of 50,000 stock options at $1.00 per share for cash proceeds of $50,000.
(c)

On February 24, 2006, the Company closed a private placement of 7,366,520 units at $2.25 per unit resulting in gross proceeds of $16,574,670. Each unit consisted of one common share and two share purchase warrants. Each warrant entitles the holder to purchase one additional common share at a price of $3.25 per share and $5.25 per share, respectively, until February 16, 2009. The $5.25 Warrant is only exercisable if the $3.25 Warrant has been exercised. After a registration statement qualifying the resale of the common shares has been filed with the SEC and declared effective, the Company has the right to advance the exercise date of the Warrants if the closing price of its shares averages at or above $4.00 or $6.25 for the corresponding Warrants for a period of twenty consecutive trading days. The registration statement was declared effective on July 21, 2006. The Company paid a cash placement fee of 6% of the gross proceeds of the offering for agent services in the transaction and issued 391,488 agent’s warrants which have the same terms and conditions as the investors’ warrants.

(d)	On March 8, 2006, the Company issued 100,000 shares of common stock upon the exercise of 100,000 stock options at $0.50 per share for cash proceeds of $50,000.
(e)	On March 9, 2006, the Company issued 50,000 shares of common stock upon the exercise of 50,000 stock options at $1.00 per share for cash proceeds of $50,000.
(f)	On June 1, 2006, the Company issued 113,259 shares of common stock in settlement of accrued interest on convertible debentures of $261,626.
(g)

On July 31, 2006, 165,774 common shares were issued in lieu of cash payment for 2% monthly charges relating to the effective date of registration of shares on Eden’s February 2006 financing. A further 165,774 $3.25 and 165,774 $5.25 warrants were issued relating to the same registration statement.

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

9.	Capital Stock (continued)

Stock Option Plan

Effective May 1, 2005, the Company amended its stock option plan (the “Amended 2004 Stock Option Plan”) to issue up to 3,000,000 shares of common stock. The plan allows for the granting of share purchase options at a price of not less than fair value of the stock and for a term not to exceed five years. The total number of options granted to any person shall not exceed 5% of the issued and outstanding common stock of the Company. During the nine month period ended September 30, 2006:

a) The Company granted the stock options to directors and consultants to acquire up to 772,000 shares of common stock exercisable at $2.50 per share on or before February 28, 2011. One-third of the options vest on April 1, 2006, one-third vest on August 1, 2006 and the final one-third vest on December 1, 2006. The closing market price of the stock on the grant date was $2.50 per share. The fair value for options granted was estimated at the date of grant to be $1,739,934 using the Black-Scholes option-pricing model assuming an expected life of 2.5 years, a risk-free rate of 4.55% and an expected volatility of 205.47%. The fair value of these stock options granted was approximately $2.25 per share. During the nine-month period ended September 30, 2006, the Company recorded stock-based compensation of $876,478 as management fees and $476,803 as consulting expense.

b) The Company granted the stock options to directors and consultants to acquire up to 150,000 shares of common stock exercisable at $2.50 per share on or before May 1, 2011. One-third of the options vest on August 1, 2006, one-third vest on November 1, 2006 and the final one-third vest on December 31, 2006. The closing market price of the stock on the grant date was $2.76 per share. The fair value for options granted was estimated at the date of grant to be $198,687 using the Black-Scholes option-pricing model assuming an expected life of 1 year, a risk-free rate of 5.10% and an expected volatility of 116%. The fair value of these stock options granted was approximately $1.32 per share. During the nine-month period ended September 30, 2006, the Company recorded stock-based compensation of $124,184 as management fees.

A summary of the Company’s stock option activity is as follows:

	Nine months ended September 30, 2006		Nine months ended September 30, 2005
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Balance, beginning of period	910,000	$ 1.56	1,330,000	$ 0.65

Granted	922,000	2.50	550,000	2.50

Cancelled / Forfeited	—	—	—	—

Exercised	(200,000)	0.75	(55,000)	0.50

Balance, end of period	1,632,000	$ 2.19	1,825,000	$ 1.21

As at September 30, 2006, the following options are outstanding:

Exercise Price	Weighted Average Remaining Contractual Life (in years)	Outstanding		Exercisable
		Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

$0.00 – $0.50	2.70	250,000	$ 0.50	250,000	$ 0.50
$2.00 – $2.50	4.16	1,382,000	$ 2.50	1,024,692	$ 2.50

		1,632,000	$ 2.19	1,274,692	$ 2.01

The accompanying notes are an integral part of these consolidated statements

Eden Energy Corp.

(An Exploration Stage Company)

Notes to Interim Consolidated Financial Statements

For the Six Months Ended June 30, 2005

(Expressed in United States dollars)

(Unaudited)

9.	Capital Stock (continued)

Stock Option Plan (continued)

As at September 30, 2006, there was $461,162 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Amended 2004 Stock Option Plan. That cost is expected to be recognized over a period of three months. A summary of the status of the Company’s non-vested shares as of September 30, 2006, and changes during the nine months ended September 30, 2006, is presented below:

Non-vested Shares	Shares	Weighted-Average Grant-Date Fair Value

Non-vested at January 1, 2006	—	—
Granted	922,000	$ 2.10
Vested	(564,692)	$ 2.25

Non-vested at September 30, 2006	357,308	$ 1.99

Share Purchase Warrants

The following table summarizes the continuity of the Company’s warrants:

	Number of Shares	Weighted average exercise price

Balance, December 31, 2004	—	—
Issued	4,066,106	$ 2.57
Exercised	(3,028,506)	$ 1.47
Expired	—	—

Balance, December 31, 2005	1,037,600	$ 5.78
Issued	15,456,076	$ 4.25
Exercised	(57,500)	$ 2.00

Balance, September 30, 2006	16,436,176	$ 4.35

At September 30, 2006, the following share purchase warrants were outstanding:

Number of Warrants	Exercise Price	Expiry Date

980,100	$ 5.04	August 28, 2008
7,728,038	$ 3.25	February 16, 2009
7,728,038	$ 5.25	February 16, 2009

10.	Restricted Cash

The Company has secured $2,000,000 towards a Letter of Credit payable as to $235,200 to HSBC Bank Canada as security for corporate credit cards and $1,764,800 to Starlight LLP as security for drilling commitments (Note 5(e)). Subsequently on November 9, 2006, the Letter of Credit was reduced to $1,860,452 upon HSBC Bank Canada releasing $139,548.

The accompanying notes are an integral part of these consolidated statements

EDEN ENERGY CORP.

(An Exploration Stage Company)

Consolidated Financial Statements

(Expressed in United States dollars)

December 31, 2005

The accompanying notes are an integral part of these consolidated statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Eden Energy Corp.

We have audited the accompanying consolidated balance sheet of Eden Energy Corp. (an exploration stage company) as of December 31, 2005 and 2004 and the consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended and the period from January 1, 2004 (date of inception of exploration stage) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004 and the results of its operations and its cash flows and the changes in stockholders’ deficit for the years then ended and the period from January 1, 2004 (date of inception of exploration stage) to December 31, 2005 in accordance with accounting principles generally accepted in the United States of America.

“Dale Matheson Carr-Hilton LaBonte”

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 15, 2006

Eden Energy Corp.

(An Exploration Stage Company)

Consolidated Balance Sheets

(Expressed in United States dollars)

	December 31, 2005	December 31, 2004
Assets

Current Assets

Cash and cash equivalents	$18,082,596	$2,332,744
Prepaid expenses	2,200	6,814
Current portion of deferred financing costs	191,004	-

Total Current Assets	18,275,800	2,339,558

Oil and gas properties, unproven (Note 3)	5,155,264	2,120,584
Property and equipment, net of depreciation	5,569	—
Deferred financing costs, net of amortization	318,328	—

Total Assets	$23,754,961	$4,460,142

Liabilities and Stockholders’ Equity

Current Liabilities

Accounts payable and accrued liabilities	$414,507	$33,198

Total Current Liabilities	414,507	33,198

Convertible Notes, less unamortized discount of $1,722,985 (2004 - $83,333) (Note 6)	6,902,015	416,667

Total Liabilities	7,316,522	449,865

Stockholders’ Equity

Preferred Stock:
10,000,000 preferred shares authorized, $0.001 par value None issued	—	—

Common Stock: (Note 7)
100,000,000 shares authorized, $0.001 par value
34,135,676 (December 31, 2004 - 23,855,868) shares issued and outstanding	34,136	23,856

Additional paid-in capital	22,843,973	4,863,684

Deficit accumulated prior to the exploration stage	(555,139)	(555,139)

Deficit accumulated during the exploration stage	(5,884,531)	(322,124)

Total Stockholders’ Equity	16,438,439	4,010,277

Total Liabilities and Stockholders’ Equity	$23,754,961	$4,460,142

Eden Energy Corp.

(An Exploration Stage Company)

Consolidated Statements of Operations

(Expressed in United States dollars)

	Year Ended December 31, 2005	Year Ended December 31, 2004	January 1, 2004 (Date of Inception of Exploration Stage) To December 31, 2005

Expenses

Consulting	$457,976	$93,054	$551,030
Depreciation and amortization	64,307	—	64,307
Filing fees and transfer agent	14,443	6,238	20,681
General and administrative	386,409	23,186	409,595
Interest expense (Note 6)	4,468,945	28,365	4,497,310
Management fees (Note 5)	172,000	110,500	282,500
Professional fees	227,375	67,243	294,618

Loss before other income	(5,791,455)	(328,586)	(6,120,041)

Other income

Interest income	229,048	6,462	235,510

Net loss for the year	$(5,562,407)	$(322,124)	$(5,884,531)

Basic and diluted loss per share	$(0.19)	$(0.02)

Weighted Average Common Shares Outstanding	29,264,000	18,057,000

Eden Energy Corp.

(An Exploration Stage Company)

Consolidated Statements of Cash Flows

(Expressed in United States dollars)

	Year Ended December 31, 2005	Year Ended December 31, 2004	January 1, 2004 (Date of Inception of Exploration Stage) To December 31, 2005

Cash provided by (used in):

Operating Activities:
Net loss from operations	$(5,562,407)	$(322,124)	$(5,884,531)

Adjustments to reconcile net loss to net cash provided by operating activities:

Interest expense relating to accretion of convertible debt	4,221,342	16,667	4,238,009
Interest expense paid by issue of common stock	181,214	—	181,214
Depreciation and amortization	64,307	—	64,307
Stock-based compensation	140,141	169,740	309,881

Changes in non-cash operating assets and liabilities:

Prepaid expenses	4,614	(6,814)	(2,200)
Accounts payable and accrued liabilities	414,295	40,559	454,854

	(536,494)	(101,972)	(638,466)

Investing Activities:
Net assets acquired of Frontier Explorations Ltd.	—	(475)	(475)
Purchase of property and equipment	(6,208)	—	(6,208)
Oil and gas property acquisition and exploration	(3,034,680)	(669,809)	(3,704,489)

	(3,040,888)	(670,284)	(3,711,172)

Financing Activities:
Proceeds from convertible notes	8,502,000	—	8,502,000
Issuance of common stock	10,825,234	3,105,000	13,930,234

	19,327,234	3,105,000	22,432,234

Increase in cash	15,749,852	2,332,744	18,082,596

Cash, beginning of year	2,332,744	—	—

Cash, end of year	$18,082,596	$2,332,744	$18,082,596

Non-cash financing and investing activities:
Issue of common stock for interest expense	$181,214	$—	$181,214
Issue of common shares for oil and gas properties	$—	$450,000	$450,000
Issue of convertible debenture, net of discount	$—	$400,000	$400,000
Debt assumed by previous management	$—	$19,846	$19,846

Supplementary disclosure:
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—

Eden Energy Corp.

(An Exploration Stage Company)

Consolidated Statement of Stockholders’ Equity (Deficiency)

(Expressed in United States dollars)

From January 1, 2004 (Date of Inception of Exploration Stage) to December 31, 2005

				Retained earnings (deficit)	Deficit
				accumulated	accumulated		Total
			Additional	prior to the	during the	Cumulative	stockholders'
	Common stock		paid-in	exploration	exploration	translation	equity
	Shares	Amount	capital	stage	stage	adjustment	(deficiency)

Balance, December 31, 2003	17,145,868	$ 17,146	$ 525,808	$ (555,139)	$ —	$ —	$ (12,185)

November 1, 2004: Issued for acquisition of Oil and Gas Property	500,000	500	449,500	—	—	—	450,000
				—	—	—
November 12, 2004: Issued for cash	6,190,000	6,190	3,088,810	—	—	—	3,095,000
				—	—	—
November 24, 2004: Issued for cash	20,000	20	9,980	—	—	—	10,000
				—	—	—
Stock-based compensation	—	—	169,740	—	—	—	169,740
	—	—		—	—	—
Convertible debenture:	—	—		—	—	—
Intrinsic value	—	—	500,000	—	—	—	500,000
Discount interest rate	—	—	100,000	—	—	—	100,000
	—	—		—	—	—
Debt assumed by previous management	—	—	19,846	—	—	—	19,846
	—	—		—		—
Net loss for the year	—	—	—	—	(322,124)	—	(322,124)

Balance, December 31, 2004	23,855,868	23,856	4,863,684	(555,139)	(322,124)	—	4,010,277
						—
April 5, 2005: Issued for cash	25,000	25	12,475	—	—	—	12,500
				—	—	—
April 5, 2005: Issued for cash	3,840,067	3,840	5,348,340	—	—	—	5,352,180
				—	—	—
April 29, 2005: Issued for cash	200,000	200	299,800	—	—	—	300,000
				—	—	—
June 1, 2005: Issue for cash	30,000	30	14,970	—	—	—	15,000
				—	—	—
July 6, 2005: Issue for cash	250,000	250	199,750	—	—	—	200,000
				—	—	—
July 7, 2005: Issue for cash	75,000	75	37,425	—	—	—	37,500
				—	—	—
July 11, 2005: Issued for cash	390,000	390	779,610	—	—	—	780,000
				—	—	—
July 15 2005: Conversion of convertible debt (Note 6)	2,131,944	2,132	530,854	—	—	—	532,986
				—	—	—
July 19, 2005: Issued for cash	20,000	20	39,980	—	—	—	40,000
				—	—	—
July 20, 2005: Issued for cash	165,000	165	329,835	—	—	—	330,000
				—	—	—
July 22, 2005: Issued for cash	58,334	58	116,610	—	—	—	116,668
				—	—	—
July 28, 2005: Issued for cash	12,500	13	24,987	—	—	—	25,000
				—	—	—
August 4, 2005: Issued for cash	110,000	110	219,890	—	—	—	220,000
				—	—	—
August 9, 2005: Issued for cash	30,000	30	59,970	—	—	—	60,000
				—	—	—
August 10, 2005: Issued for cash	900,000	900	1,799,100	—	—	—	1,800,000

Subtotal	32,093,713	$ 32,094	$ 14,677,280	$ (555,139)	$ (322,124)	$ —	$ 13,832,111

Eden Energy Corp.

(An Exploration Stage Company)

Consolidated Statement of Stockholders’ Equity (Deficiency)

(Expressed in United States dollars)

From January 1, 2004 (Date of Inception of Exploration Stage) to December 31, 2005

				Retained earnings (deficit)	Deficit
				accumulated	accumulated		Total
			Additional	prior to the	during the	Cumulative	stockholders'
	Common stock		paid-in	exploration	exploration	translation	equity
	Shares	Amount	Capital	stage	stage	adjustment	(deficiency)

Carry forward	32,093,713	$ 32,094	$ 14,677,280	$ (555,139)	$ (322,124)	$ —	$ 13,832,111

August 11, 2005: Issued for cash	50,000	50	124,950	—	—	—	125,000
				—	—	—
August 16, 2005: Issued for cash	75,000	75	149,925	—	—	—	150,000
				—	—	—
August 19, 2005: Issued for cash	116,700	117	233,283	—	—	—	233,400
				—	—	—
August 25, 2005: Issued for cash	50,000	50	49,950	—	—	—	50,000
				—	—	—
September 2, 2005: Issued for cash	35,000	35	69,965	—	—	—	70,000
				—	—	—
September 8, 2005: Issued for cash	20,000	20	39,980	—	—	—	40,000
				—	—	—
September 14, 2005: Issued for cash	100,000	100	49,900	—	—	—	50,000
				—	—	—
September 15, 2005: Issued for cash	200,000	200	149,800	—	—	—	150,000
				—	—	—
September 27, 2005: Issued for cash	1,065,972	1,066	531,920	—	—	—	532,986
				—	—	—
October 12, 2005: Issued for cash	150,000	150	74,850	—	—	—	75,000
				—	—	—
October 18, 2005: Issued for cash	12,500	13	24,987	—	—	—	25,000
				—	—	—
October 25, 2005: Issued for cash	17,500	17	34,983	—	—	—	35,000
				—	—	—
November 28, 2005: Conversion of convertible debt (Note 6)	90,000	90	449,910	—	—	—	450,000
				—	—	—
December 1, 2005: Issued for interest expense (Note 6)	59,291	59	148,169	—	—	—	148,228
				—	—	—
Convertible debenture:				—	—	—
Intrinsic value	—	—	3,854,490	—	—	—	3,854,490
Discount interest rate	—	—	2,039,490	—	—	—	2,039,490
	—	—		—	—	—
Stock-based compensation	—	—	140,141	—	—	—	140,141
	—	—		—
Net loss for the year	—	—	—	—	(5,562,407)	—	(5,562,407)

Balance, December 31, 2005	34,135,676	$ 34,136	$ 22,843,973	$ (555,139)	$ (5,884,531)	$ —	$ 16,438,439

1.	Nature and Continuance of Operations

The Company was organized on January 29, 1999 (inception) under the laws of the State of Nevada, United States of America as E-Com Technologies Corporation. On November 10, 2000, the Company became a fully registered issuer reporting with the Securities and Exchange Commission. On December 15, 2000, the Company began trading on the National Association of Securities Dealer – Over-the-Counter Bulletin Board. On August 6, 2004, the Company changed its name to Eden Energy Corp.

The Company, through its formerly wholly-owned Canadian subsidiary, E-Com Consultants (Canada) Corp., developed e-commerce solutions, web-based applications, performed Internet marketing and consulting services and designed and hosted web sites. On December 31, 2003, the Company disposed of this subsidiary and as at December 31, 2003 was inactive other than seeking new business opportunities. Consequently, effective December 31, 2003, the Company became an exploration stage company.

Pursuant to an Agreement dated August 5, 2004, the Company acquired certain oil and gas interests located in Nevada, USA. The Company is primarily involved in oil and gas exploration activities. On June 13, 2005, the Company entered into a second agreement and acquired further oil and gas interests located in Nevada, USA. On October 21, 2005 the Company entered into a separate Letter Agreement (formalized February 16, 2006) to acquire additional oil and gas interests located in Nevada. Under the terms of its Participation Agreements, the Company has committed to fund ongoing leasehold and applicable exploration expenses including seismic programs required to take the prospects to drillable stages, currently estimated at $6,165,600 over the next 12 months. Additionally, the Company has budgeted $15,000,000 for drilling programs on its leases which are expected to commence in fiscal 2006 subsequent to the integration and review of all geophysical and seismic data.

The Company’s consolidated financial statements are prepared on a going concern basis in accordance with generally accepted accounting principles in the United States which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business. The Company is in the exploration stage of its resource business and has experienced negative cash flows from operations to date and has accumulated losses of $6,439,670. To date the Company has funded operations through the issuance of capital stock and debt. Management’s plan is to continue raising additional funds through future equity or debt financings as needed until it achieves profitable operations from its oil and gas activities. Subsequent to the year-end the Company completed a financing by way of a private placement of 7,366,520 units for gross proceeds of $16,574,670. The ability of the Company to continue its operations as a going concern is dependent on continuing to raise sufficient new capital to fund its exploration and development commitments and to fund ongoing losses if, as and when needed, and ultimately on generating profitable operations.

2.	Significant Accounting Policies

Basis of Presentation and Consolidation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in United States dollars. The Company has not produced any revenues from its principal business and is an exploration stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. These financial statements include the accounts of the Company and its wholly owned subsidiaries, Frontier Exploration Ltd. (“Frontier”), and Southern Frontier Explorations Ltd. (“Southern”), companies incorporated and based in the State of Nevada. All intercompany transactions and balances have been eliminated. The Company’s fiscal year-end is December 31.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying notes are an integral part of these consolidated statements

2. Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. At December 31, 2005 and 2004, cash and cash equivalents consisted of cash held at banks.

Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 52 “Foreign Currency Translation”. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Oil and Gas Properties

The Company utilizes the full cost method to account for its investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, capitalized interest costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. As of December 31, 2005, the Company has no properties with proven reserves. When the Company commences production from established proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not depleted until proved reserves associated with the projects can be determined. If the future exploration of unproved properties are determined uneconomical the amount of such properties are added to the capitalized cost to be depleted. As of December 31, 2005, all of the Company's oil and gas properties were unproved and were excluded from depletion.

The capitalized costs included in the full cost pool are subject to a "ceiling test", which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions plus the lower of cost and estimated net realizable value of unproven properties. At December 31, 2005, management has determined that the there was no impairment to the carrying value of the Company’s unproved oil and gas properties.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

Property and Equipment

Property and equipment is recorded at cost ($6,208) less accumulated depreciation ($639). Depreciation is recorded on the straight-line basis over five years.

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

2. Significant Accounting Policies (continued)

Debt Issue Costs

In accordance with the Accounting Principles Board Opinion 21 "Interest on Receivables and Payables", the Company recognizes debt issue costs on the balance sheet as deferred charges, and amortizes the balance over the term of the related debt. The Company follows the guidance in the EITF 95-13 "Classification of Debt Issue Costs in the Statement of Cash Flows" and classifies cash payments for debt issue costs as a financing activity. During the year ended December 31, 2005, the Company recognized amortization expense of $63,668.

Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128 "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the statement of operations. Basic EPS is computed by dividing net loss available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash and cash equivalents, prepaid expenses, accounts payable and accrued liabilities approximate fair value due to the relatively short maturity of these instruments. The Company has recorded the carrying value of Convertible Notes at the estimated fair value as described in Note 6. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash in excess of the federally insured amount of $100,000. To date, the Company has not incurred a loss relating to this concentration of credit risk.

Other Comprehensive Income (Loss)

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. For the years ended December 31, 2005 and 2004, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Income Taxes

The Company follows the liability method of accounting for income taxes as set forth in SFAS No. 109, “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

2. Significant Accounting Policies (continued)

Stock – Based Compensation

The Company has a stock-based compensation plan (Note 7), whereby stock options are granted in accordance with the policies of regulatory authorities. The Company has elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company’s employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under SFAS No. 123 “Accounting for Stock-Based Compensation” (SFAS 123), which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair value of the stock award or fair value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

Stock – Based Compensation (continued)

Effective May 1, 2005, the Company amended its stock option plan (the “Amended 2004 Stock Option Plan”) to issue up to 3,000,000 shares of common stock. The plan allows for the granting of share purchase options at a price of not less than fair value of the stock and for a term not to exceed five years. The total number of options granted to any person shall not exceed 5% of the issued and outstanding common stock of the Company.

The fair value of the options granted on May 1, 2005 was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 3.65%, expected volatility of 200%, an expected option life of 2.5 years and no expected dividends. The weighted average fair value of options granted was $2.42 per share. The fair value of the options granted on December 16, 2005 was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 4.25%, expected volatility of 203%, an expected option life of 2.5 years and no expected dividends. The weighted average fair value of options granted was $1.93 per share. During the year ended December 31, 2005, the Company recognized non-employee stock-based compensation in the amount of $140,141 included with consulting fees ($120,863) and professional fees ($19,278). Had the Company determined compensation cost based on the fair value at the date of grant for its employee stock options, the net loss would have increased by $1,087,767 for the year ended December 31, 2005.

The fair value of the options granted on June 11, 2004 was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 3.74%, expected volatility of 356%, an expected option life of four years and no expected dividends. The weighted average fair value of options granted was $0.11 per share. The fair value of the options granted on September 1, 2004 was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 3.07%, expected volatility of 333%, an expected option life of four years and no expected dividends. The weighted average fair value of options granted was $1.25 per share. During the year ended December 31, 2004, the Company recognized non-employee stock-based compensation in the amount of $169,740 included with consulting fees ($82,240) and management fees ($87,500). Had the Company determined compensation cost based on the fair value at the date of grant for its employee stock options, the net loss would have increased by $519,623 for the year ended December 31, 2004.

2. Significant Accounting Policies (continued)

Stock – Based Compensation (continuted)

The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and vested awards in each year.

	Year Ended December 31, 2005	Year Ended December 31, 2004

Net loss, as reported	$(5,562,407)	$(322,124)

Add: Stock-based compensation expense included in reported net income, net of related tax effects	140,141	169,740

Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(1,227,908)	(689,363)

Pro forma net loss	$(6,650,174)	$(841,747)

Loss per share:

Basic and Diluted - as reported	$(0.19)	$(0.02)
Basic and Diluted - pro forma	$(0.23)	$(0.05)

Recent Accounting Pronouncements

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

2. Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. Management is currently evaluating the impact, which the adoption of this standard will have on the Company’s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

Comparative Figures

Certain of the comparative figures have been restated to conform to the current year’s presentation.

3.	Oil and Gas Properties – Nevada, USA,

All of the Company’s oil and gas properties are located in the United States and are unproven. The total costs incurred and excluded from amortization are as follows:

	December 31, 2005	December 31, 2004

Acquisition costs	$2,296,339	$1,515,467

Exploration costs	2,858,925	605,117

Total	$5,155,264	$2,120,584
(a)

The Company entered into an Assignment Agreement with Fort Scott Energy Corp. (“Fort Scott”) dated August 5, 2004 in which the Company acquired Fort Scott’s interest in a Participation Agreement dated April 26, 2004 with Cedar Strat Corporation (“Cedar Strat”).

The Participation Agreement provided for the acquisition of certain oil and gas leases and rights located in eastern Nevada, USA, held by Frontier Exploration Ltd. ("Frontier”), which at the time was a wholly-owned subsidiary of Fort Scott. Pursuant to the terms of the Assignment Agreement, the Company acquired Fort Scott’s interests in the oil and gas leases and rights by the acquisition of all the issued and outstanding shares in the capital of Frontier. Fort Scott retained a 2% over-riding royalty interest in the lands and all leases held by Frontier, or subsequently acquired by the Company.

To acquire its interest, the Company:

i)	issued 500,000 shares of common stock to Fort Scott,

3. Oil and Gas Properties – Nevada, USA (continued)

ii)

issued a Promissory Note and Convertible Debenture (“Debenture”) to Fort Scott in the principal amount of $500,000. The Debenture bears interest at a rate of 7% per annum, and entitles Fort Scott to convert the principal and accrued interest into units at $0.25 per unit. Each unit consists of one share of common stock and one-half of one warrant. On July 15, 2005, the Company issued 2,131,944 shares of common stock and 1,065,972 share purchase warrants upon the conversion of the convertible debenture of $500,000 and accrued interest of $32,986 at $0.25 per unit. The unamortized balance of the embedded equity elements of $56,250 was charged to interest expense. Each warrant entitled the holder to acquire one additional share of common stock at a price of $0.50 per share on or before July 18, 2007. On September 27, 2005, the Company issued 1,065,972 shares of common stock upon the exercise of 1,065,972 share purchase warrants at $0.50 per share for proceeds of $532,986.

iii)

for each 10,000,000 barrels of proven reserves developed on the lands underlying the leases, the Company must issue to Fort Scott 1,000,000 shares of common stock, up to a maximum of 10,000,000 shares.

Under the Participation Agreement, the Company has the right of election to proceed with the development of the oil and gas property subsequent to the two-year exploration period, which commenced April 26, 2004. In the event of a positive election to develop the area, the Company is obliged to drill two wells, the first not later than one year after the two year exploration phase of the agreement, unless extended by the parties acting reasonably, the second in the succeeding 12 months, to the shallower of the base of the sub thrust Devonian Simonson formation or a depth of 17,000 feet. The Company must maintain the rental payments on the leases during this 2-year development period.

If the Company elects not to develop the property after the two year exploration period, the Company will, with Cedar Strat’s assistance, use their collective reasonable best efforts to sell the project as a prospect for development, in whole or in part. Any fees to be paid by any third party in this circumstance shall be paid firstly to the Company in an amount equal to 75% of all lease acquisitions, lease rentals, lease maintenance, and exploration monies advanced on or in respect of that portion of the project being sold. Exceptions to this include Company payments on delay rentals on the initial acreage or the after acquired acreage made after the expiry of the first two years of the Participation Agreement, and additional expenses, all which will be reimbursed at 100%. Thereafter, all fees will be split 50/50 between the Company and Cedar Strat. Any other third party sales or farm outs will retain drilling (1 well minimum) and lease rental payment obligations as set out and will include the Overriding Royalty Interest and back-in interest as described in the Participation Agreement.

Under the terms of the Participation Agreement, the funding obligations of the Company include primary exploration payments to be made to Cedar Strat at a rate of $50,000 per month for 10 months of the first year and $50,000 per month for 10 months during the second year. In the event exploration is progressing ahead of plan, management agreed to accelerate payments accordingly. The Company has advanced $874,400 to December 31, 2005. Additionally, $500,000 is budgeted for seismic data acquisition and processing.

Upon fulfillment of the obligations of the Participation Agreement, the Company will have earned a 100% working interest (an 80.5% net revenue interest) in the lands underlying the leases. Cedar Strat will be vested with a 5% over-riding royalty interest and Fort Scott will be vested with a 2% overriding royalty interest. Cedar Strat will also retain a 5% back-in working interest after the Company has been reimbursed for 100% of its exploration expenses. This back-in working interest may be adjusted upwards should the Company elect not to proceed with the drilling election pursuant to the terms of the Participation Agreement and the drilling prospect is marketed to a third party. Under the terms of the agreement, the Company has committed to fund ongoing leasehold and applicable exploration expenses, which are expected to take the prospect to a drillable stage, currently estimated at $2,000,000. In addition, the Company has increased its budget, due to increases in all industry related expenses, to $6,000,000 for the drilling and completion of the first well on the leases, which is expected to be drilled after the integration of all geophysical and seismic data is complete and a high quality drilling target is identified. The Company expects this to occur in fiscal 2006.

3.	Oil and Gas Properties – Nevada, USA (continued)

Due to exploration programs still being active, the development program including related drilling commitments was extended to October 26, 2006.

(b)

On June 14, 2005, the Company, through a newly formed Nevada subsidiary Southern Frontier Explorations Ltd., acquired 50,000 acres of ten-year federal BLM oil and gas leases located in the Great Basin of Nevada, at an average cost of $2.25 per acre. A prospect fee of $750,000 was paid to Cedar Strat in connection with the acquisition of the leases. The leases require yearly rental fees of $1.50 per acre for the first five years, and $2.00 per acre for the remaining five years. Subsequent to June 14, 2005, another 52,757 acres were acquired on the same rental fee basis as the original acreage. The Company is committed to fund ongoing leasehold and applicable exploration expenses on these leases, which are expected to take the prospect to a drillable stage, currently estimated at $2,000,000. In addition, the Company has budgeted $3,000,000 for an initial well drilling program on the leases, which is expected to commence in fiscal 2006.

On November 1, 2005, the Company entered into a Participation Agreement with Merganser Limited (“Merganser”), in which the Company agreed to sell to Merganser a fifty percent (50%) interest in the oil and gas leases in consideration for $2,667,000. Merganser must pay $667,000 by November 7, 2005 (received). Subject to drill election, both parties are committed to the drilling of a minimum of two wells (the “Commitment Wells”) after the exploration data has been collected, analyzed and reprocessed. Merganser must pay 66.67% of the costs to drill and complete the Commitment Wells, until total consideration of $2,667,000 has been paid, and 50% thereafter. This agreement is for a term of ten years.

4.	Related Party Transactions
(a)

The Company entered into a management agreement dated September 1, 2004 with a private company wholly-owned by the President of the Company. Under the terms of the agreement, the Company must pay $5,000 per month for an initial term of one year, and, unless notice of termination is given by either party, is automatically renewed for a further term of one year. By amended management agreement dated May 1, 2005, the Company agreed to increase the monthly fee to $10,000 per month. During the year ended December 31, 2005, the Company also paid a bonus of $5,000 for past services. During the year ended December 31, 2005, management fees of $100,000 (2004 - $20,000) were incurred. Refer to Note 9(b).

(b)

The Company entered into a management agreement dated May 1, 2005 with a director of the Company. Under the terms of the agreement, the Company must pay $6,000 per month for an initial term of one year, and, unless notice of termination is given by either party, is automatically renewed for a further term of one year. During the year ended December 31, 2005, the Company also paid a bonus of $15,000 for past services. During the year ended December 31, 2005, management fees of $52,000 (2004 - $3,000) were incurred. Refer to Note 9(c).

5.	Commitments

The Company entered into a management consulting agreement dated September 1, 2004 with a consultant. Under the terms of the agreement, the Company must pay $2,000 per month for an initial term of one year, and, unless notice of termination is given by either party, is automatically renewed for a further term of one year. By amended management agreement dated May 1, 2005, the Company agreed to increase the monthly fee to $7,000 per month. During the year ended December 31, 2005, the Company also paid a bonus of $5,000 for past services. During the year ended December 31, 2005, $65,000 (2004 - $9,000) was incurred.

The Company entered into a consulting agreement dated July 5, 2005 for the provision of office administration services. Under the terms of the agreement, the Company must pay $2,500 per month for an initial term of three months, and $3,000 per month thereafter. On the three month anniversary of the agreement, the Company agreed to pay a cash bonus of $3,000 and grant stock options to purchase up to 10, 000 shares of common stock.

5. Commitments (continued)

Under the terms of its Participation Agreements with Cedar Strat, the Company has committed to fund ongoing leasehold and applicable exploration expenses required to take its prospects to drillable stages, currently estimated at $6,165,600, which includes $4,000,000 of budgeted exploration costs, $165,600 residual exploration costs on the Noah project, and an additional $2,000,000 budgeted for seismic program/s, over the course of fiscal 2006. The Company must also pay approximately $650,000 in lease renewal fees over the next twelve months.

6.	Convertible Notes
a)

The Company issued a Promissory Note and Convertible Debenture (“Debenture”) to Fort Scott in the principal amount of $500,000 on August 31, 2004. The Debenture bears interest at a rate of 7% per annum, matures on August 31, 2006, and entitles Fort Scott to convert the principal and accrued interest into units at $0.25 per unit. Each unit consists of one share of common stock and one-half of one warrant. Each whole warrant is exercisable into one additional common share at $0.50 per share on or before the later of August 31, 2006 or two years from the date of issuance of the warrants. The Company has capitalized the value of the embedded beneficial conversion feature of $500,000 as an additional acquisition cost of oil and gas properties as the Debenture was issued with an intrinsic value conversion feature. In addition, the fair value of the Debenture at issuance was estimated to be $400,000 based on an estimated fair value interest rate on debt with comparable risk profiles of 17% and the remaining $100,000, representing the embedded equity elements, has been credited to additional paid in capital. The Company will record a further interest expense over the term of the Debenture of $100,000 resulting from the difference between the stated and fair value interest rates such that the carrying value of the Debenture will be increased to the face value of $500,000 at maturity.

On July 15, 2005, the convertible debenture and accrued interest of $32,986 were converted into 2,131,944 shares of common stock and 1,065,972 share purchase warrants. The unamortized balance of the embedded equity elements of $56,250 was charged to interest expense. Each warrant entitled the holder to acquire one additional share of common stock at $0.50 per share on or before July 18, 2007. On September 27, 2005, the warrants were exercised in full.

b)

On August 25, 2005, the Company issued Convertible Promissory Notes (the “Notes”) to certain institutional investors with a principal amount of $9,075,000, and 907,500 Series “A” detachable share purchase warrants. The Notes bear interest at 6% per annum, matures on August 25, 2008, and may be converted into 1,815,000 shares of common stock on the basis of one share of common stock for every $5 in value of Notes (the “Conversion Price”). Each warrant is exercisable into one share of common stock at an exercise price of $6 per share (the “Exercise Price”) until August 25, 2008. The investors also had the option to make an additional investment of up to 30% of their original investment for 180 days after the closing date, on the same terms as the original investment. No additional investments were made. The Company paid cash placement fees of $544,500, offering costs of $28,500 and issued 72,600 Broker Warrants. Each Broker Warrant is exercisable into one share of common stock at an exercise price of $6 per share until August 28, 2008. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended. The Company is obligated to file a registration statement registering the resale of shares of the Company's common stock issuable upon conversion of the Notes and exercise of the warrants.

The Conversion Price and the Exercise Price are subject to adjustments under certain conditions and events occurring, including the issue of common stock and common stock equivalents at a price per share less than the Conversion Price or Exercise Price. Accordingly, upon the completion of the financing on February 17 and 23, 2006 as disclosed in Note 9(h), the Conversion Price was reduced from $5.00 to $4.32, and the Exercise Price was reduced from $6.00 to $5.04.

6. Convertible Notes (continued)

In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized the value of the embedded beneficial conversion feature of $3,854,490 as additional paid in capital as the debt was issued with an intrinsic value conversion feature. In addition, in accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company has allocated the proceeds of issuance between the convertible debt and the detachable warrants based on their relative fair values. Accordingly, the Company recognized the fair value of the detachable warrants of $2,039,490 as additional paid in capital. The Company will record further interest expense over the term of the Convertible Debentures of $2,039,490 resulting from the difference between the stated value and carrying value at the date of issuance. During the year ended December 31, 2005, a debenture with a principal amount of $450,000 was converted into 90,000 shares of common stock. The unamortized balance of the embedded equity elements of $92,704 was charged to interest expense. The carrying value of the Convertible Debentures will be accrued to the face value of $8,625,000 to maturity. To December 31, 2005, accrued interest of $43,952 has been included in accrued liabilities, and interest expense of $223,801 has been accreted increasing the carrying value of the Convertible Debentures to $6,902,015.

7.	Capital Stock

The number of shares issued and outstanding has been restated to give retroactive effect for a reverse stock split on a two old shares for one new share basis approved by the directors of the Company on June 3, 2004. On June 23, 2004, the Company increased its authorized capital stock to 100,000,000 shares of common stock with a par value of $0.001 and 10,000,000 shares of preferred stock with a par value of $0.001.

Stock Option Plan

Effective May 1, 2005, the Company amended its stock option plan (the “Amended 2004 Stock Option Plan”) to issue up to 3,000,000 shares of common stock. The plan allows for the granting of share purchase options at a price of not less than fair value of the stock and for a term not to exceed five years. The total number of options granted to any person shall not exceed 5% of the issued and outstanding common stock of the Company. During the year ended December 31, 2004 the Company granted stock options to acquire up to 930,000 shares of common stock exercisable at $0.50 per share on or before June 11, 2009, and 400,000 shares of common stock exercisable at $1.00 per share on or before September 1, 2009. During the year ended December 31, 2005, the Company granted stock options to acquire up to 500,000 shares of common stock exercisable at $2.50 per share on or before May 1, 2010, and 10,000 shares of common stock exercisable at $2.15 per share on or before December 16, 2010.

A summary of the Company’s stock option activity is as follows:

	Year ended December 31, 2005		Year ended December 31, 2004
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Balance, beginning of year	1,330,000	$ 0.65	—	$ —

Granted	510,000	2.49	1,330,000	0.65

Cancelled / Forfeited	—	—	—	—

Exercised	(930,000)	0.77	—	—

Balance, end of year	910,000	$ 1.56	1,330,000	$ 0.65

7. Capital Stock (continued)

As at December 31, 2005, the following options are outstanding:

	Outstanding and Exercisable
		Weighted
		Average	Weighted
	Number	Remaining	Average
Exercise	of	Contractual	Exercise
Price	Shares	Life (years)	Price

$0.00 – $0.50	350,000	3.45	$ 0.50
$0.50 – $1.00	100,000	3.67	$ 1.00
$2.00 – $2.50	460,000	4.35	$ 2.49

	910,000	3.93	$ 1.56

Share Purchase Warrants

The following table summarizes the continuity of the Company’s warrants:

	Number of Shares	Weighted average exercise price

Balance, December 31, 2003	—	—
Issued	—	—
Exercised	—	—
Expired	—	—

Balance, December 31, 2004	—	—
Issued	4,066,106	$ 2.57
Exercised	(3,028,506)	$ 1.47

Balance, December 31, 2005	1,037,600	$ 5.78

At December 31, 2005, the following share purchase warrants were outstanding:

Number of Warrants	Exercise Price	Expiry Date

57,500	$ 2.00	April 29, 2006
980,100	$ 6.00	August 28, 2008
8.		Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred net operating losses of approximately $1,456,000, which commence expiring in 2019. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. For the years ended December 31, 2005 and 2004, the valuation allowance established against the deferred tax assets increased by $412,000 and $44,000, respectively. The components of the net deferred tax asset at December 31, 2005 and 2004, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

8. Income Taxes (continued)

	2005 $	2004 $

Net Operating Loss Carry forwards	1,456,000	288,000

Statutory Tax Rate	35%	34%

Effective Tax Rate	–	–

Deferred Tax Asset	510,000	98,000

Valuation Allowance	(510,000)	(98,000)

Net Deferred Tax Asset	–	–

9.	Subsequent Events

(a)

Subsequent to a Letter Agreement dated October 21, 2005, the Company entered into a joint participation agreement dated January 24, 2006, with Cedar Strat. Cedar Strat provided their acceptance to the joint participation agreement on February 16, 2006. Pursuant to the joint participation agreement the Company agreed to participate in Cedar Strat’s play included within the geographical boundaries of a confidential area, and pay Cedar Strat $750,000 as a prospect fee. The agreement allowed for the prospect fee of $750,000 paid by the Company to Cedar Strat for its earlier prospect to be applied to this prospect. The Company also agreed to accept responsibility for acquiring and funding BLM leases and private fee leases, if applicable, in order to facilitate the exploration efforts. The Company will assume the obligation to pay the annual rental on such leases.

(b)

The Company has entered into an amended management consulting agreement dated effective February 1, 2006 with a private company wholly-owned by the President of the Company, whereby the Company agreed to increase the management fee paid from $10,000 per month to $15,000 per month.

(c)

The Company has entered into an amended management consulting agreement dated effective February 1, 2006 with a director of the Company, whereby the Company agreed to increase the management fee paid from $6,000 per month to $10,000 per month.

(d)

The Company has entered into an amended consulting agreement dated effective February 1, 2006 with an individual for office services, whereby the Company agreed to increase the fee paid from $3,000 per month to $3,500 per month.

(e)

The Company has entered into a consulting agreement dated effective February 1, 2006 with an individual to provide certain investor relations services. Under the terms of the agreement, the Company must pay $2,250 per month on a bi-monthly basis until such time as the contract is terminated.

(f)	On February 6, 2006, the Company issued 57,500 shares of common stock upon the exercise of 57,500 warrants at $2.00 per share for cash proceeds of $115,000.
(g)	On February 10, 2006, the Company issued 50,000 shares of common stock upon the exercise of 50,000 stock options at $1.00 per share for cash proceeds of $50,000.

9. Subsequent Events (continued)

(h)

On February 17, 2006 and February 23, 2006, the Company closed a private placement of 7,366,520 units at $2.25 per unit resulting in gross proceeds of $16,574,670. Each unit consists of one common share and two share purchase warrants. Each warrant shall entitle the holder to purchase one additional common share at a price of $3.25 per share and $5.25 per share, respectively, until February 16, 2009. The $5.25 Warrant is only exercisable if the $3.25 Warrant has been exercised. After a registration statement qualifying the resale of the common shares has been filed with the SEC and declared effective, the Company has the right to advance the exercise date of the Warrants if the closing price of its shares averages at or above $4.00 or $6.25 for the corresponding Warrants for a period of twenty consecutive trading days.

The Company paid a cash placement fee of up to 6% of the gross proceeds of the offering for agent services in the transaction and issued 4% of the gross proceeds raised from the offering in the form of agent’s warrants which have the same terms and conditions as the investors’ warrants. The proceeds of the financing will be used to further the development of the Company's projects and for working capital.

(i)	On February 28, 2006, the Company granted stock options to acquire up to 772,000 shares of common stock exercisable at $2.50 per share on or before February 28, 2011.
(j)	On March 6, 2006, the Company issued 100,000 shares of common stock upon the exercise of 100,000 stock options at $0.50 per share for cash proceeds of $50,000.
(k)	On March 7, 2006, the Company issued 50,000 shares of common stock upon the exercise of 50,000 stock option at $1.00 per share for cash proceeds of $50,000.
(l)

On March 13, 2006 the Company entered into a farm-in arrangement with Suncor Energy Inc. (“Suncor”) of Calgary, Alberta. Under the terms of the arrangement the Company and its partners will participate, with a 100% working interest, in the cost to drill an exploratory well on approximately 18,000 acres of leases owned by Suncor. By drilling the first well, the group will earn a 100% working interest in approximately 7,000 acres and will have the option to drill a second well in 2007 to earn its interest in the remaining lands. Suncor will retain a 12.5% gross overriding royalty on the lands. The Company is the majority partner with a 50% position in the partnership. The exploration target is a dolomitized Slave Point reef at a depth of approximately 8,900 feet. On March 17, 2006, the operations were halted after setting and cementing surface casing due to weather, safety and general access conditions.

(m)

On March 14, 2006, the Company acquired approximately 76,459 acres of oil and gas lease lands at auction in Eastern Nevada as part of its Southern Frontier project inventory in consideration for $852,055.

36

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Eden, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Eden Energy Corp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

CW1023577.1